As filed with the Securities and Exchange Commission on September 8, 2006
Registration No. ________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PENGROWTH ENERGY TRUST
(Exact name of Registrant as specified in its charter)

Alberta, Canada (Province or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	98-0185056 (I.R.S. Employer Identification No., if applicable)

Suite 2900, 240 — 4th Avenue S.W.
Calgary, Alberta, T2P 4H4, Canada
(403) 233-0224
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
111 — 8th Avenue, New York, New York 10011
(212) 894-8940
(Name, address and telephone number (including area code) of agent for service in the United States)

Copies to:

Brad D. Markel Bennett Jones LLP 4500 Bankers Hall East 855 — 2nd Street S.W. Calgary, Alberta T2P 4K7 Canada (403) 298-3100	Edwin S. Maynard Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000

Approximate date of commencement of proposed sale to the public: As soon as possible after this registration statement becomes effective.
Province of Alberta, Canada
(Principal jurisdiction regulating this offering)
It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☑	at some future date (check appropriate box below)
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☑	after the filing of the next amendment to this Form (if preliminary material is being filed).
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☑
CALCULATION OF REGISTRATION FEE

Title of each class of	Amount to be	Proposed maximum aggregate	Amount of
securities to be registered	Registered	offering price	registration fee
Trust Units, without nominal or par value Subscription Receipts	(1)	(2)	(3)
Total	US$1,800,020,000	US$1,800,020,000	US$192,602

(1)	The Registrant hereby registers an indeterminate amount of Trust Units and Subscription Receipts as shall have an aggregate initial offering price of Cdn $2,000,000,000.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. The proposed maximum aggregate offering price per Trust Unit or Subscription Receipt will be determined from time to time by the Registrant.

(3)	Based upon the noon buying rates in the City of New York for cable transfers as certified for customs purposed by the Federal Reserve Bank of New York. On September 5, 2006, the inverse of the noon buying rate was Cdn $1.00 equalled US $0.90001.
     IF AS A RESULT OF STOCK SPLITS, STOCK DIVIDENDS OR SIMILAR TRANSACTIONS, THE NUMBER OF SECURITIES PURPORTED TO BE REGISTERED ON THIS REGISTRATION STATEMENT CHANGES, THE PROVISIONS OF RULE 416 SHALL APPLY TO THIS REGISTRATION STATEMENT.
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE AS PROVIDED IN RULE 467 UNDER THE SECURITIES ACT OF 1933 OR ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) OF THE ACT, MAY DETERMINE.

PART I
INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

I-1

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 8, 2006

A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities.

This short form prospectus has been filed under legislation in all provinces of Canada that permits certain information about these securities to be determined after this short form prospectus has become final and that permits the omission from this short form prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of Pengrowth Corporation at 2900, 240 – 4th Avenue S.W., Calgary, Alberta T2P 4H4, telephone: 1-800-223-4122, or by accessing disclosure documents available through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. For the purposes of the Province of Québec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Secretary of Pengrowth at the above-mentioned address and telephone number.

New Issue	Preliminary Short Form Base Shelf Prospectus	September 8, 2006

PENGROWTH ENERGY TRUST

$2,000,000,000
Trust Units
Subscription Receipts

          We may, from time to time, offer for sale under this short form prospectus during the 25 month period that this short form prospectus, including any amendments hereto (the “Prospectus”), remains valid up to $2,000,000,000 (or the equivalent in other currencies or currency units at the time of issue) of: (i) trust units (“Trust Units”); or (ii) subscription receipts, each of which entitle the holder to receive upon satisfaction of certain release conditions, and for no additional consideration, one Trust Unit (the “Subscription Receipts”; and together with the Trust Units, the “Securities”). We may offer Securities in such amount as we may determine in light of market conditions. The specific variable terms of any offering of Securities will be set forth in one or more shelf prospectus supplements (each, a “Prospectus Supplement”) including: (i) in the case of Trust Units, the number of Trust Units offered, the issue price (in the event the offering is a fixed price distribution) and any other terms specific to the Trust Units being offered; and (ii) in the case of Subscription Receipts, the number of Subscription Receipts offered, the issue price (in the event the offering is a fixed price distribution), the terms, conditions and procedures pursuant to which the holders thereof will become entitled to receive Trust Units and any other terms specific to the Subscription Receipts being offered.

          Neither the SEC nor any state securities commission has approved or disapproved of these Securities nor passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offence.

          All information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

          We are permitted, under the multi-jurisdictional disclosure system adopted by the United States, to prepare this Prospectus in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those of the United States. We have prepared our financial statements included or incorporated herein by reference in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards. Thus, they may not be comparable to the financial statements of U.S. companies or trusts. Information regarding the impact upon our financial statements of significant differences between Canadian and U.S. generally accepted accounting principles is contained in the notes to our annual consolidated financial statements incorporated by reference in this Prospectus.

          You should be aware that the purchase, holding or disposition of the Securities may subject you to tax consequences both in the United States and Canada. This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion in this Prospectus and any applicable Prospectus Supplement fully, and obtain independent tax advice as necessary.

          Your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are formed under the laws of the Province of Alberta, Canada, most of the Corporation’s officers and directors and most of the experts named in this Prospectus are residents of Canada, and a substantial portion of our assets are located outside the United States.

      The outstanding Trust Units are listed and posted for trading on the New York Stock Exchange (“NYSE”) under the symbol “PGH” and on the Toronto Stock Exchange (“TSX”) under the symbol “PGF.UN”. Any offering of Subscription Receipts would be a new issue of Securities. There is no market through which the Subscription Receipts may be sold and purchasers may not be able to resell the Subscription Receipts purchased under this Prospectus or any Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, the Subscription Receipts will not be listed on any securities exchange.

      We may sell Securities to or through underwriters or dealers purchasing as principals or through agents designated by us from time to time. Only those underwriters, dealers or agents named in a Prospectus Supplement will be the underwriters, dealers or agents in connection with the Securities offered thereby. The Prospectus Supplement relating to a particular offering of Securities will also set forth the terms of the offering of such Securities, including, to the extent applicable, the name or names of any underwriters, dealers or agents, any fees, discounts or other remuneration payable to such underwriters, dealers or agents in connection with the offering, the method of distribution of the Securities, the initial offering price (in the event the offering is a fixed price distribution) and the proceeds that we will receive.

      In connection with any offering of Securities, the underwriters or dealers, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the Trust Units at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

      The return on an investment in Trust Units is not comparable to the return on an investment in a fixed-income security. The recovery of the initial investment made by a Unitholder is at risk, and the anticipated return on the Unitholder’s investment is based on many performance assumptions. Although we intend to make distributions of a portion of our available cash, these cash distributions may be reduced or suspended. Cash distributions are not guaranteed. Our ability to make cash distributions and the actual amount distributed will depend on numerous factors including, among other things: our financial performance, debt obligations, working capital requirements and future capital requirements, all of which are susceptible to a number of risks. In addition, the market value of the Trust Units may decline as a result of many factors, including our inability to meet our cash distribution targets in the future, and that decline may be significant. You should also consider the particular risk factors that may affect the industry in which we operate, and therefore the stability of the distributions you would receive. See “Risk Factors”. This section also describes our assessment of those risk factors, as well as potential consequences to you if a risk should occur.

      The after-tax return from an investment in Trust Units to Unitholders, for Canadian income tax purposes, can be made up of both a return on, and a return of, capital. That composition may change over time, thus affecting an investor’s after-tax return. Returns on capital are generally taxed as ordinary income or as dividends in the hands of a Unitholder. Returns of capital are generally tax-deferred for Unitholders who are resident in Canada for purposes of the Tax Act (and reduce such Unitholder’s adjusted cost base in the Trust Unit for purposes of the Tax Act). Returns of capital to a Unitholder who is not resident in Canada for purposes of the Tax Act or is a partnership that is not a “Canadian partnership” for purposes of the Tax Act will be subject to Canadian withholding tax. Prospective Unitholders should consult their own tax advisors with respect to the Canadian income tax considerations in their own circumstances. See “Distributions”.

      The offering of Trust Units is subject to approval of certain legal matters on our behalf by Bennett Jones LLP, Calgary, Alberta and Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. No underwriter or dealer in Canada or the United States has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

      The Trust Units are not “deposits” within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and are not insured under the provisions of that Act or any other legislation. Furthermore, we are not a trust company and, accordingly, are not registered under any trust and loan company legislation as we do not carry on, or intend to carry on, the business of a trust company.

      Our principal head office and registered office are each located at 2900, 240 – 4th Avenue S.W., Calgary, Alberta T2P 4H4.

The date of this Prospectus is September      , 2006.

DEFINITIONS AND OTHER MATTERS

      All dollar amounts in this Prospectus and in any Prospectus Supplement are expressed in Canadian dollars, except where otherwise indicated. References to ‘$” or “Cdn$” are to Canadian dollars and references to “US$” are to United States dollars.

      This Prospectus is part of a registration statement on Form F-10 relating to the Securities that we filed with the SEC. Under the registration statement, we may, from time to time, sell any combination of the Securities described in this Prospectus in one or more offerings up to an aggregate initial offering amount of $2,000,000,000. This Prospectus provides you with a general description of the Securities that we may offer. Each time we sell Securities, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering of Securities. The Prospectus Supplement may also add to, update or change information contained in this Prospectus. Before you invest, you should read both this Prospectus and any applicable Prospectus Supplement. This Prospectus does not contain all of the information contained in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the Securities.

      Unless otherwise indicated, all financial information included and incorporated by reference in this Prospectus or included in any Prospectus Supplement is determined using Canadian generally accepted accounting principles, which we refer to as “Canadian GAAP”. “U.S. GAAP” means generally accepted accounting principles in the United States. The financial statements incorporated by reference herein have been prepared in accordance with Canadian GAAP, which differs from U.S. GAAP. Therefore, our comparative consolidated financial statements, Esprit Energy Trust’s (“Esprit”) comparative consolidated financial statements, and the pro forma consolidated financial statements after giving effect to the merger with Esprit, which are all incorporated by reference in this Prospectus, may not be comparable to financial statements prepared in accordance with U.S. GAAP. You should refer to the notes to our comparative audited consolidated financial statements for a discussion of the principal differences between financial results calculated under Canadian GAAP and under U.S. GAAP.

In this Prospectus and in any Prospectus Supplement, the following terms shall have the following meanings:

“Computershare” refers to Computershare Trust Company of Canada;

“Corporation” refers to Pengrowth Corporation, a corporation existing under the laws of the Province of Alberta;

“Manager” refers to Pengrowth Management Limited, a corporation existing under the laws of the Province of Alberta;

“SEC” refers to the United States Securities and Exchange Commission;

“Tax Act” refers to the Income Tax Act (Canada), and the regulations promulgated thereunder, as amended from time to time;

“Trust” refers to Pengrowth Energy Trust, an oil and gas royalty trust existing under the laws of the Province of Alberta pursuant to the Trust Indenture;

“Trust Indenture” refers to the Trust’s amended and restated trust indenture dated July 27, 2006 between the Corporation and Computershare;

“Trust Unit” refers to a trust unit of the Trust, but does not include the Class A trust units;

“Unitholders” refers to the holders of Trust Units and, to the extent the context requires, the Class A trust units; and

“we”, “us”, “our” and “Pengrowth” refer to Pengrowth Energy Trust and Pengrowth Corporation on a consolidated basis as the context requires.

DOCUMENTS INCORPORATED BY REFERENCE

      Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada and with the SEC in the United States. Copies of the documents incorporated by reference may be obtained on request without charge from the Secretary of the Corporation at 2900, 240 – 4th Avenue S.W., Calgary, Alberta T2P 4H4 (telephone: 1-800-223-4122). For the purpose of the Province of Québec, this Prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Secretary of the Corporation at the above-mentioned address and telephone number. These documents are also available through the internet on the System for Electronic Document Analysis and Retrieval (SEDAR) which can be accessed at www.sedar.com.

      The following documents of Trust filed with securities commissions or similar authorities in each of the provinces of Canada and the SEC are incorporated by reference into this Prospectus:

(a)	the annual information form of the Trust dated March 29, 2006 for the year ended December 31, 2005 (“AIF”);

(b)	the Information Circular — Proxy Statement dated May 16, 2006 for the annual and special meeting of Unitholders held on June 23, 2006 (“Information Circular”);

(c)	Management’s Discussion and Analysis for the year ended December 31, 2005;

(d)	the comparative consolidated annual financial statements for the year ended December 31, 2005, together with the notes thereto and the report of the auditors thereon;

(e)	Management’s Discussion and Analysis for the period ended June 30, 2006;

(f)	the comparative consolidated interim financial statements for the period ended June 30, 2006, together with the notes thereto;

(g)	the material change report dated August 2, 2006 (with respect to the merger with Esprit);

(h)	the material change report dated August 8, 2006 (with respect to the consolidation of the then outstanding Class a trust units and Class B trust units of the Trust);

(i)	the material change report dated September 8, 2006 (with respect to the merger with Esprit, including the consolidated pro forma financial statements of the Trust after giving effect to the Merger with Esprit);

(j)	the disclosure of the Trust’s oil and gas producing activities prepared in accordance with SFAS No. 69 — “Disclosure about Oil and Gas Producing Activities”, which was filed on SEDAR under the category “Other” on September 8, 2006; and

(k)	the reconciliation of the financial statements of the Trust for the six months ended June 30, 2006 and for the years ended December 31, 2005 and 2004 to United States generally accepted accounting principles, which was filed on SEDAR under the category “Other” on September 8, 2006.

      Any annual information form, audited consolidated financial statements (together with the auditor’s report thereon), information circular, material change reports, business acquisition reports and any interim comparative unaudited consolidated financial statements together with the related management’s discussion and analysis subsequently filed by us with the securities commissions or similar regulatory authorities in the relevant provinces and territories of Canada after the date of this Prospectus and prior to the termination of the offering of any Securities under any Prospectus Supplement shall be deemed to be incorporated by reference into this Prospectus. In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this Prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. In addition, we may incorporate by reference into this Prospectus information from documents that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended.

      Any statement contained in this Prospectus or in a document (or part thereof) incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to be incorporated by reference herein or to constitute a part of this Prospectus.

      Upon a new annual information form and related annual financial statements being filed by us with, and where required, accepted by, the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form and all annual financial statements, interim financial statements, material change reports and information circulars filed prior to the commencement of our financial year in which the new annual information form is filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon interim consolidated financial statements and the accompanying management’s discussion and analysis being filed by us with the applicable securities regulatory authorities during the currency of this Prospectus, all interim consolidated financial statements and the accompanying management’s discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated in this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon a new management information circular and proxy statement relating to an annual meeting of our Unitholders being filed by us with the applicable securities regulatory authorities during the currency of this Prospectus, the management information circular and proxy statement for the preceding annual meeting of Unitholders shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

      One or more Prospectus Supplements containing the specific variable terms for an issue of Securities and other information in relation to such Securities will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of the Prospectus Supplement solely for the purposes of the offering of the Securities covered by any such Prospectus Supplement.

      You should rely only on the information contained in or incorporated by reference in this Prospectus or any Prospectus Supplement and on the other information included in the registration statement of which this Prospectus forms a part. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these Securities in any jurisdiction where the offer is not permitted by law. You should not assume that the information contained in or incorporated by reference in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date of the applicable document.

FORWARD-LOOKING STATEMENTS

      Certain statements contained in this Prospectus, including certain documents incorporated by reference in this Prospectus, constitute “forward-looking statements” within the meaning of securities laws, including the “safe harbour” provisions of the Securities Act (Ontario), the United States Private Securities Litigation Reform Act of 1995, section 21 E of the United States Securities Exchange Act of 1934, as amended, and section 27A of the United States Securities Act of 1933, as amended. These statements relate to future events or our future performance. All statements, other than statements of historical fact, are forward-looking statements. The use of any of the words “anticipate”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “should”, “believe” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in our forward-looking statements. We believe the expectations reflected in those forward-looking statements are reasonable. However, we cannot assure you that these expectations will prove to be correct. You should not unduly rely on forward-looking statements included, or incorporated by reference, in this Prospectus.

      In particular, this Prospectus, including the documents incorporated by reference, contains forward-looking statements pertaining to the following:

•	the use of proceeds from any offering made under this Prospectus or a Prospectus Supplement;

•	the size of our oil and natural gas reserves;

•	the performance characteristics of our oil and natural gas properties;

•	oil and natural gas production levels;

•	estimated future cash flow and distributions;

•	capital expenditure programs and the method and timing of the financing thereof;

•	drilling plans and timing of drilling, recompletion and tie-in of wells;

•	projections of market prices and costs and the related sensitivities of distributions;

•	supply of, and demand for, oil and natural gas;

•	weighting of production between different commodities;

•	expectations regarding the ability to raise capital and to continually add to reserves through acquisitions and development;

•	expected levels of royalty rates, operating costs, general and administrative costs, costs of services and other costs and expenses; and

•	treatment under governmental regulatory regimes and tax laws.

      Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and elsewhere in this Prospectus or the documents incorporated by reference herein:

•	volatility in market prices for oil and natural gas;

•	liabilities inherent in our oil and gas operations;

•	adverse regulatory rulings, orders and decisions;

•	uncertainties associated with estimating reserves;

•	competition for, among other things, capital, reserves, undeveloped lands, skilled personnel and access to services;

•	fluctuation in foreign exchange or interest rates;

•	incorrect assessments of the value of our acquisitions and exploration and development programs;

•	stock market volatility and market fluctuations;

•	geological, technical, drilling and processing problems and other difficulties in producing reserves;

•	actions by governmental or regulatory authorities, including changes in income tax laws or changes in tax laws and incentive programs relating to the oil and gas industry and royalty trusts; and

•	the other factors discussed under “Risk Factors” in this Prospectus or in any Prospectus Supplement and under the heading “Business Risks” in our management’s discussion and analysis for the year ended December 31, 2005, as may be updated from time to time in our interim management’s discussion and analysis.

      Statements relating to “reserves” or “resources” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the resources and reserves described can be profitably produced in the future.

      Readers are cautioned that the foregoing lists of factors are not exhaustive. When relying on our forward-looking statements to make decisions with respect to Pengrowth, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Furthermore, the forward-looking statements contained in this Prospectus, any Prospectus Supplement or any document incorporated by reference herein or therein are made as of the date of such document and Pengrowth does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this Prospectus and the documents incorporated by reference herein are expressly qualified by this cautionary statement.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form F-10 relating to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance, you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

      We file annual and quarterly financial information and material change reports and other material with the SEC and with the securities commission or similar regulatory authority in each of the provinces of Canada. Under the multi-jurisdictional disclosure system adopted by the United States, documents and other information that we file with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. You may read and copy any document that we have filed with the SEC at the SEC’s public reference rooms in Washington, D.C. and Chicago, Illinois. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. You may read and download some of the documents we have filed with the SEC’s Electronic Data Gathering and Retrieval (“EDGAR”) system at www.sec.gov. You may read and download any public document that we have filed with the securities commissions or similar authorities in each of the provinces of Canada at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES

      The Trust is a trust formed under, and governed by, the laws of the Province of Alberta. Some of the directors and officers of the Corporation, and some of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of the directors and officers of the Corporation and experts under the United States federal securities laws. We have been advised by our Canadian counsel, Bennett Jones LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Bennett Jones LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

      We filed with the SEC, concurrently with our registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed CT Corporation System as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of Securities under this Prospectus.

NON GAAP MEASUREMENTS

      Throughout this Prospectus and the documents incorporated by reference, the Trust uses the terms “funds generated from operations”, “funds generated from operations per trust unit”, “distributable cash”, “distributable cash per trust unit”, “payout ratio” and “operating netback”. These terms are not measures recognized by Canadian GAAP and do not have standardized meanings prescribed by Canadian GAAP. As a result, these measures may not be comparable to similar measures presented by other issuers. Investors are cautioned that “funds generated from operations”, “funds generated from operations per trust unit”, “distributable cash” and “distributable cash per trust unit” should not be construed as an alternative to net earnings, cash flow from operating activities or other measures of financial performance calculated in accordance with Canadian GAAP. These measures are intended to provide the reader of the financial statements with a measure of the cash available to be distributed under the Trust Indenture, to help with comparisons within the oil and gas industry in relation to the performance of oil and gas assets and to facilitate the understanding of the results of our operations and financial position.

PENGROWTH ENERGY TRUST

Introduction

      The Trust is an oil and gas royalty trust that was created under the laws of the Province of Alberta on December 2, 1988. The purpose of the Trust is to purchase and hold royalty units (“Royalty Units”) and other securities issued by the Corporation, its majority owned subsidiary, as well as other investments and to issue Trust Units to members of the public. The Corporation directly and indirectly acquires, owns and manages working interests and royalty interests in oil and natural gas properties. The Trust and the Corporation are managed by the Manager.

The Trust

      The Trust is governed by the Trust Indenture. Under the Trust Indenture, the Trust has issued Trust Units and Class A trust units to Unitholders who are the beneficiaries of the Trust. Each Trust Unit and Class A trust unit represents a fractional undivided beneficial interest in the Trust. Our Unitholders are entitled to receive monthly distributions in respect of the royalty (“Royalty”) the Corporation pays to the holders of the Royalty Units it has issued, and in respect of investments that are held directly by us.

      The Trust presently holds 90.9% of the outstanding common shares (“Common Shares”) and in excess of 99.9% of the Royalty Units issued by the Corporation. In addition, the Trust holds other permitted investments, including oil and gas processing facilities and cash. The Trust’s share of royalty income, together with any lease, interest and other income of the Trust, less general and administrative expenses, management fees, debt repayment, taxes and other expenses (provided that there is no duplication of expenses already deducted from royalty income), forms the distributable cash of the Trust.

The Corporation

      The Corporation was created under the laws of the Province of Alberta on December 30, 1987. The name of the Corporation was changed from “Pengrowth Gas Corporation” to “Pengrowth Corporation” in 1998. The Corporation has 1,100 Common Shares outstanding, 1,000 of which are owned by the Trust and 100 of which are owned by the Manager.

      The Corporation acquires, owns and operates working interests and royalty interests in oil and natural gas properties. The Corporation has issued Royalty Units which entitle the holders thereof to receive a 99% share of the “royalty income” related to the oil and natural gas interests of the Corporation.

      The authorized capital of the Corporation includes exchangeable shares which will have economic and voting rights substantially equivalent to the Trust Units of the Trust and which will be exchangeable on certain conditions for Trust Units. Holders of exchangeable shares will not receive dividends or distributions from the Trust, but will receive additional exchangeable shares in lieu of distributions. These additional exchangeable shares would be distributed by way of a stock split. To facilitate voting rights for the exchangeable shares, a special voting unit of the Trust has been authorized which will be entitled at any meeting of Unitholders to a number of votes equal to the number of outstanding exchangeable shares (not including exchangeable shares held by the Trust or its subsidiaries). There are presently no issued or outstanding exchangeable shares.

The Corporation’s Subsidiaries

      The Corporation owns all of the issued and outstanding shares of Stellar Resources Limited, which holds a 0.01% partnership interest in each of Pengrowth Heavy Oil Partnership, Pengrowth Energy Partnership and Crispin Energy Partnership and acts as the general partner of each of the partnerships. The remaining 99.99% partnership interests in each of the partnerships are held by the Corporation. Pengrowth Heavy Oil Partnership and Pengrowth Energy Partnership were acquired in connection with the acquisition of certain properties from Murphy Oil Calgary Ltd. in 2004. Crispin Energy Partnership was acquired during 2005 in connection with the acquisition of Crispin Energy Inc.

The Manager

      The Manager was created under the laws of the Province of Alberta on December 16, 1982.

      The principal business of the Manager is that of a specialty fund manager. The Manager currently provides advisory, management, and administrative services to the Trust and the Corporation. The Manager also attends to the acquisition, development, operation and disposition of oil and natural gas properties and other related assets on behalf of the Corporation.

      James S. Kinnear, President and a director of the Manager and Chairman, President, Chief Executive Officer and a director of the Corporation, owns, directly or indirectly, all of the issued and outstanding voting securities of the Manager.

Intercorporate Relationships

      The following diagram illustrates the organizational structure as at the date hereof:

Notes:

(1)	These properties were acquired on May 31, 2004 in an acquisition from Murphy Oil Calgary Ltd. which had interests in oil and natural gas assets in Alberta and Saskatchewan.

(2)	These properties were acquired on April 29, 2005 in the acquisition of Crispin Energy Inc.

Summary Description of the Business

      Pengrowth engages in limited exploration for oil and natural gas. Pengrowth’s primary focus is on making accretive acquisitions, adding reserves production through development drilling and maximizing the value of Pengrowth’s mature property base by reducing operational costs, implementing new development technologies, such as tertiary recovery operations, and implementing other operational efficiencies.

      The Corporation directly and indirectly acquires, owns and operates Pengrowth’s working interests and royalty interests in its various oil and natural gas properties as well as oil and gas processing facilities.

      Pengrowth has grown throughout its history through an active program of acquisitions and financings and through development and exploration activities on Pengrowth’s properties. Since 1988, Pengrowth has completed more than 55 acquisitions and has raised in excess of $2.3 billion through 19 public equity offerings. During its 17-year history, Pengrowth has distributed approximately $2.3 billion to Unitholders.

      Pengrowth’s goal is to maximize cash distributions on a per unit basis over time while enhancing the value of such units. Pengrowth focuses on making accretive acquisitions, adding reserves and production through development drilling, conducting limited exploration and maximizing the value of Pengrowth’s mature property base by reducing operating costs, implementing new development technologies, such as tertiary recovery operations, and implementing other operational efficiencies.

RECENT DEVELOPMENTS

Credit Facility

      On June 16, 2006, the Trust entered into a new $500 million extendible revolving term credit facility syndicated among eight financial institutions. For details of the credit facility, see “Material Debt”.

The Merger with Esprit

      On July 24, 2006, the Trust and Esprit announced that they had entered into an agreement pursuant to which the Trust would acquire all of the assets and assume all of the liabilities of Esprit. See the material change reports dated August 2, 2006 and September 8, 2006, which are incorporated herein by reference.

USE OF PROCEEDS

      The net proceeds to be derived from the sale of Securities will be the issue price less any commission paid in connection therewith and the expenses relating to the particular offering of Securities. Unless otherwise indicated in a Prospectus Supplement relating to a particular offering of Securities, we intend to use the net proceeds from the sale of Securities for general trust purposes, to repay indebtedness and/or to, directly or indirectly, finance future growth opportunities. The amount of net proceeds to be used for any such purposes will be set forth in a Prospectus Supplement. We may invest funds which we do not immediately use. Such investments may include short-term marketable investment grade securities. We may, from time to time, issue securities (including debt securities) other than pursuant to this Prospectus.

PLAN OF DISTRIBUTION

      We may sell Securities to or through underwriters or dealers purchasing as principals or through agents designated by us from time to time. Only those underwriters, dealers or agents named in a Prospectus Supplement will be the underwriters, dealers or agents in connection with the Securities offered thereby.

      The Prospectus Supplement relating to a particular offering of Securities will also set forth the terms of the offering of the Securities including, to the extent applicable, the name or names of any underwriters, dealers or agents, any fees, discounts or other remuneration payable to such underwriters, dealers or agents in connection with the offering, the method of distribution of the Securities, the initial offering price (in the event the offering is a fixed price distribution) and the proceeds that we will receive. The distribution of Securities may be effected from time to time in one or more transactions at fixed prices or non-fixed prices which may be changed, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices to be negotiated with purchases, which prices may vary between purchasers and during the period of distribution of the Securities. Without limiting the generality of the foregoing, we may also issue some or all of the Securities offered by this Prospectus in exchange for securities or assets of other entities which we may acquire in the future.

      Any offering of Subscription Receipts will be a new issue of Securities with no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, the Subscription Receipts will not be listed on any securities exchange. Certain dealers may make a market in the Subscription Receipts, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in the Subscription Receipts or as to the liquidity of the trading market, if any, for the Subscription Receipts.

      Underwriters, dealers or agents who participate in the distribution of Securities under this Prospectus may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under securities legislation, or contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

      In connection with any offering of Trust Units under this Prospectus and any Prospectus Supplement, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Trust Units offered at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

DESCRIPTION OF TRUST UNITS

      Trust Units may be offered separately or together with Subscription Receipts, as the case may be.

The Trust Indenture

      The Trust Units, along with the Class A trust units, are issued under the terms of the Trust Indenture. A maximum of 500,000,000 Trust Units and Class A trust units, in the aggregate, may be created and issued pursuant to the Trust Indenture, of which 161,054,533 Trust Units and 15,038 Class A trust units are issued and outstanding as at August 31, 2006. Each Trust Unit and Class A trust unit represents a fractional undivided beneficial interest in the Trust.

      The Trust Indenture, among other things, provides for the establishment of the Trust, the issue of Trust Units and Class A trust units, the permitted investments of the Trust, the procedures respecting distributions to Unitholders, the appointment and removal of Computershare as trustee, Computershare’s authority and restrictions thereon, the calling of meetings of Unitholders, the conduct of business at such meetings, notice provisions, the form of trust unit certificates and the termination of the Trust. The Trust Indenture may be amended from time to time. Most amendments to the Trust Indenture, including the early termination of the Trust and the sale or transfer of the property of Trust as an entirety or substantially as an entirety, require approval by an extraordinary resolution of the Unitholders. An extraordinary resolution of the Unitholders requires the approval of not less than 66 2/3% of the votes cast at a meeting of Unitholders held in accordance with the Trust Indenture at which two or more holders of at least five percent of the aggregate number of Trust Units and Class A trust units then outstanding are represented. Computershare, as trustee, is permitted to amend the Trust Indenture without the consent or approval of the Unitholders for certain purposes, including: (i) ensuring that the Trust complies with applicable laws or government requirements, including satisfaction of certain provisions of the Tax Act; (ii) ensuring that additional protection is provided for the interests of Unitholders as Computershare may consider expedient; and (iii) making typographical or other non-substantive changes that are not adverse to the interests of Computershare and the Unitholders.

The Trustee

      Computershare, as trustee, is generally empowered by the Trust Indenture to exercise any and all rights and powers that could be exercised by the beneficial owner of the assets of the Trust. Computershare’s specific responsibilities include, but are not limited to, the following: (i) reviewing and accepting subscriptions for Trust Units and Class A trust units and issuing Trust Units and Class A trust units subscribed for; (ii) subscribing for Royalty Units; (iii) issuing Trust Units in exchange for Royalty Units tendered to it for exchange; and (iv) maintaining records and providing timely reports to Unitholders. Computershare is authorized to delegate its powers and duties as trustee except as prohibited by law.

      Computershare, as trustee, must exercise its powers and carry out its functions under the Trust Indenture honestly, in good faith and in the best interests of the Trust and the Unitholders, and must exercise that degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Computershare is not required to devote its entire time to the business and affairs of the Trust.

      Computershare, as trustee, shall be reappointed or replaced every two years as may be determined by a majority of the votes cast at an annual meeting of the Unitholders. Computershare may resign upon 60 days notice to the Corporation. Computershare may be removed by extraordinary resolution of the Unitholders or by the Corporation in certain specific circumstances. Such resignation or removal shall become effective upon the acceptance of appointment by a successor.

Stock Exchange Listings

      The outstanding Trust Units are listed and posted for trading on the NYSE under the symbol “PGH” and on the TSX under the symbol “PGF.UN”. The Class A trust units are not listed or posted for trading on the facilities of any stock exchange and are not transferable.

Ownership Restrictions

      There are no restrictions on the ownership of the Trust Units. The Class A trust units may only be held by individuals, corporations or other entities that are not “non-residents” of Canada as that term is defined in the Tax Act.

Redemption Right

      The Trust Units and Class A trust units are redeemable by Computershare, as trustee, on demand by a Unitholder, when properly endorsed for transfer and when accompanied by a duly completed and properly executed notice requesting redemption, at a redemption price equal to the lesser of: (i) 95 percent of the average closing price of the Trust Units on the market designated by the board of directors of the Corporation (the “Board of Directors”) for the ten days after the Trust Units or Class A trust units are surrendered for redemption and (ii) the closing price of the Trust Units on such market on the date the Trust Units or Class A trust units are surrendered for redemption. The redemption right permits Unitholders to redeem Trust Units and Class A trust units for maximum proceeds of $25,000 in any calendar month provided that such limitation may be waived at the discretion of the Board of Directors. Redemptions in excess of the cash limit must be satisfied by way of a distribution in specie of a pro rata share of Royalty Units and other assets, excluding facilities, pipelines or other assets associated with oil and natural gas production, which are held by the Trust at the time the Trust Units or Class A trust units are to be redeemed. The price of Trust Units and Class A trust units, as applicable, for redemption purposes is based upon the closing trading price of the Trust Units irrespective of whether the units being redeemed are Trust Units or Class A trust units.

Conversion Rights

      There are no conversion rights attached to the Trust Units. The Class A trust units may be converted into Trust Units on a one for one basis at any time upon demand by the holder thereof.

Voting at Meetings of Unitholders

      Meetings of Unitholders may be called on 21 days notice and may be called at any time by Computershare, as trustee, or upon written request of Unitholders holding in the aggregate not less than five percent of the aggregate number of Trust Units and Class A trust units then outstanding, and shall be called by Computershare and held annually. All activities necessary to organize any such meeting will be undertaken by the Corporation on behalf of Computershare. At all meetings of the Unitholders each holder is entitled to one vote in respect of each Trust Unit or Class A trust unit held. Unitholders may attend and vote at all meetings of the Unitholders either in person or by proxy and a proxy holder need not be a Unitholder. Two persons present in person either holding personally or representing as proxies at least five percent of the aggregate number of Trust Units and Class A trust units then outstanding constitute a quorum for the transaction of business at all such meetings. Except as otherwise provided in the Trust Indenture, matters requiring the approval of the Unitholders must be approved by extraordinary resolution.

      Unitholders are entitled to pass resolutions that will bind Computershare, as trustee, with respect to a limited list of matters, including but, not limited to, the following: (i) the removal or appointment of Computershare as trustee; (ii) the removal or appointment of the auditor of the Trust; (iii) the amendment of the Trust Indenture; (iv) the approval of subdivisions or consolidations of Trust Units or Class A trust units; (v) the sale of the assets of the Trust an entirety or substantially as an entirety; and (vi) the termination of the Trust.

      Unitholders can also consider the appointment of an inspector to investigate whether Computershare has performed its duties arising under the Trust Indenture. Such an inspector shall be appointed if a resolution approving the appointment of such inspector is passed by a majority of the votes duly cast at a meeting held for that purpose.

Voting at Meetings of Corporation

      Pursuant to the Trust Indenture, the Unitholders are not permitted to vote directly at meetings of the holders of Common Shares and Royalty Units. However, in accordance with the Trust Indenture, Computershare, as trustee, is required to vote such Common Shares or Royalty Units held in trust for the Unitholders in accordance with, and subject to, the direction of such Unitholders. Computershare, as trustee, may not vote any such shares or Royalty Units without first seeking such direction.

Termination of the Trust

      The Unitholders may vote to terminate the Trust at any meeting of such holders, subject to the following:

•	a vote may be held only if: (i) requested in writing by the holders of not less than 25% of the Trust Units and Class A trust units, in the aggregate; or (ii) if the Trust Units and the Class A trust units have become ineligible for investment by RRSPs, RRIFs, RESPs and DPSPs;

•	the termination must be approved by extraordinary resolution of the Unitholders; and

•	a quorum representing five percent of the issued and outstanding Trust Units and Class A trust units, in the aggregate, must be present or represented by proxy at the meeting at which the vote is taken.

      If the termination is approved, Computershare, as trustee, will sell the assets of the Trust, discharge all known liabilities and obligations, and distribute the remaining assets to the Unitholders. Computershare will distribute directly to the Unitholders any assets which Computershare is unable to sell by the date set for termination.

Unitholder Limited Liability

      The Trust Indenture, provides that no Unitholder will be subject to any personal liability in connection with the Trust or its obligations and affairs, and the satisfaction of claims of any nature arising out of or in connection therewith is only to be made out of the Trust’s assets. Additionally, the Trust Indenture states that no Unitholder is liable to indemnify or reimburse Computershare for any liabilities incurred by Computershare with respect to any taxes payable by or liabilities incurred by the Trust or Computershare, and all such liabilities will be enforceable only against, and will be satisfied only out of the Trust’s assets. It is intended that the operations of the Trust will be conducted, upon the advice of counsel, in such a way and in such jurisdictions as to avoid as far as possible any material risk of liability on the Unitholders for claims against the Trust. Legislation has been enacted in Alberta which reduces the risk to Unitholders from the legal uncertainties regarding the potential liability of Unitholders.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

      Subscription Receipts may be offered separately or together with Trust Units. The Subscription Receipts will be issued under a subscription receipt agreement.

      A Subscription Receipt is a security of the Trust that will entitle the holder to receive a Trust Unit upon the completion of a transaction, typically an acquisition by the Trust of the assets or securities of another entity. Subsequent to the offering of Subscription Receipts, the subscription proceeds for the Subscription Receipts are held in escrow by the designated escrow agent, pending the completion of the transaction. Holders of Subscription Receipts are not Unitholders. Holders of Subscription Receipts are only entitled to receive Trust Units upon the surrender of their Subscription Receipts to the escrow agent or to a return of the subscription price for the Subscription Receipts together with any payments in lieu of interest or other income earned on the subscription proceeds.

      The particular terms and provisions of Subscriptions Receipts offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Subscription Receipts. This description will include, where applicable: (i) the number of Subscription Receipts: (ii) the price at which the Subscription Receipts will be offered; (iii) the terms, conditions and procedures pursuant to which the holders of Subscription Receipts will become entitled to receive Trust Units; (iv) the number of Trust Units or other securities that may be obtained upon exercise of each Subscription Receipts; (v) the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security; (vi) the terms applicable to the gross proceeds from the sale of the Subscription Receipts plus any interest earned thereon; (vii) the material income tax consequences of owning, holding and disposing of the Subscription Receipts; and (viii) any other material terms and conditions of the Subscription Receipts.

MATERIAL DEBT

Credit Facility

      On June 16, 2006, the Trust entered into a new $500 million extendible revolving term credit facility syndicated among eight financial institutions (the “Credit Facility). The Credit Facility is unsecured, covenant based and has a three year term. The Trust has the option to extend the Credit Facility each year, subject to the approval of the lenders, or repay the entire balance at the end of the three year term. Various borrowing options are available under the Credit Facility including prime rate based advances and bankers’ acceptance loans. The Credit Facility carries floating interest rates that are expected to range between 0.65 percent and 1.15 percent over bankers acceptance rates, depending on the Trust’s consolidated ratio of senior debt to earnings before interest, taxes and non-cash items. In addition, the Trust has a $35 million demand operating line of credit for working capital purposes. As at August 31, 2006, the Credit Facility and the demand operating line of credit were reduced by drawings of $151 million and by outstanding letters of credit in the amount of approximately $17 million.

      Under the credit agreement relating to the Credit Facility, the Trust is restricted from making distributions under certain circumstances. See “Distributions — Restrictions on Distributions”.

      The terms of the credit agreement relating to the Credit Facility ensure that the lenders have priority over the Unitholders with respect to the assets and income of the Trust. Amounts due and owing to the lenders under the credit facility must be paid before any distribution can be made to Unitholders. This could result in an interruption of distributions. See “Risk Factors — Our indebtedness may limit the amount of distributions that we are able to pay our Unitholders, and if we default on our debt, the net proceeds of any foreclosure sale would be allocated to the repayment of our lenders and other creditors and only the remainder, if any, would be available for distribution to our Unitholders”.

Senior Unsecured Notes

      On April 23, 2003, the Trust completed a U.S.$200 million private placement of senior unsecured notes to a group of U.S. investors (the “U.S. Senior Notes”). The U.S. Senior Notes were offered in two tranches: U.S.$150 million at 4.93% due April 23, 2010 and U.S.$50 million at 5.47% due April 23, 2013. Interest on these notes is payable semi-annually.

      On December 1, 2005, the Trust completed a £50 million private placement of senior unsecured ten year notes to a group of U.K. based investors (the “U.K. Senior Notes”). In a related transaction, the Trust entered into a series of currency swaps to hedge the foreign exchange risk and fixed the effective coupon rate of the U.K. Senior Notes at 5.49%.

      Under the note agreements relating to the U.S. Senior Notes and the U.K. Senior Notes, the Trust is restricted from making distributions under certain circumstances. See “Distributions — Restrictions on Distributions”.

      The terms of the note agreements relating to the U.S. Senior Notes and the U.K. Senior Notes ensure that lenders have priority over the Unitholders with respect to the assets and income of the Trust. Amounts due and owing to the lenders under the U.S. Senior Notes and the U.K. Senior Notes must be paid before any distributions can be made to Unitholders. This could result in an interruption of distributions. See “Risk Factors — Our indebtedness may limit the amount of distributions that we are able to pay our Unitholders, and if we default on our debt, the net proceeds of any foreclosure sale would be allocated to the repayment of our lenders and other creditors and only the remainder, if any, would be available for distribution to our Unitholders”.

Debt Obligations Resulting from the Merger with Esprit

      The Trust will assume certain outstanding indebtedness of Esprit as a result of the Trust’s merger with Esprit. See the material change reports dated August 2, 2006 and September 8, 2006, which are incorporated herein by reference.

DISTRIBUTIONS

General

      We currently make monthly payments to our Unitholders on the 15th of each month or the first business day following the 15th. The record date for any distribution is ten business days prior to the distribution date. In accordance with stock exchange rules, an ex-distribution date occurs two trading days prior to the record date to permit time for settlement of trades of securities and distributions must be declared a minimum of seven trading days before the record date.

Distributable Cash

      Pursuant to the Trust Indenture, “distributable cash” means, with respect to a particular period, all income received by the Trust on behalf of the Unitholders in respect of the assets of the Trust, and is calculated in accordance with the provisions of the Trust Indenture and the royalty indenture between the Corporation and Computershare (the “Royalty Indenture”).

      Distributable Cash is not a standard measure under Canadian GAAP and may not be comparable to similar measures presented by other entities. Income received by Computershare on behalf of Unitholders in respect to assets of the Trust will be net of certain amounts withheld by the Corporation. These amounts withheld would still be considered and reported as part of Distributable Cash. See “Non GAAP Measures”.

Historical Distributions

      We currently have set the level of monthly cash distributions at $0.25 per Trust Unit. However, the availability of cash flow for the payment of distributions will at all times be dependent upon a number of factors, including resource prices, production rates and reserve growth, and the Board of Directors cannot assure you that cash flow will be available for distribution to Unitholders in the amounts anticipated or at all. See “Risk Factors”.

      Distributions declared and paid to Unitholders for the first and second quarters of 2006 and declared and paid for the preceding five fiscal years were as follows:

	Distributions Per Trust Unit(1)(2)(3)

	2006	2005	2004	2003	2002	2001

First Quarter	$0.75	$0.69	$0.63	$0.75	$0.41	$1.14
Second Quarter	0.75	0.69	0.64	0.67	0.54	0.83
Third Quarter	N/A	0.69	0.67	0.63	0.52	0.63
Fourth Quarter	N/A	0.75	0.69	0.63	0.60	0.41

Total	$1.50	$2.82	$2.63	$2.68	$2.07	$3.01

Notes:

(1)	Based on actual distributions paid or declared.

(2)	Note that distributable cash may be different than distributions paid, primarily because distributions are paid in the second month following the month of production.

(3)	All amounts distributed to Unitholders from the inception of the Trust to December 31, 2005 have been treated as a return of capital, except that in 1996, 1999, 2000, 2001, 2002, 2003, 2004 and 2005 respectively, the Trust had taxable income per Trust Unit of $0.2044, $0.6742, $1.9831, $1.7951, $0.4252, $1.4692, $1.4328 and $2.2241 respectively, which was allocated to Unitholders representing 12.2%, 30.4%, 55.8%, 51.4%, 22.0%, 55.2%, 55.3% and 80% of total cash distributions for those years. For Canadian residents, amounts which are treated as a return of capital generally are not required to be included in a Unitholder’s income but such amounts will reduce the adjusted cost base to the Unitholder of the Trust Units.

     At the special meeting of the Royalty Unitholders held on April 23, 2002, the Royalty Unitholders approved the amendment of the Royalty Indenture to permit the Board of Directors to establish a holdback, within the Corporation, of up to 20% of its gross revenue if the Board of Directors determines that it would be advisable to do so in accordance with prudent business practices to provide for the payment of future capital expenditures or for the payment of royalty income in any future period. Accordingly, the Corporation would be able to apply these amounts towards capital should it be prudent to do so or keep the funds in another form to be paid out in the future, potentially stabilizing the profile of distributions paid by the Trust..Subsequent to this Royalty Unitholder action, the Board of Directors authorized the establishment of a holdback to fund future capital obligations and future payments of royalty income to the Trust comprised of funds retained within the Corporation. The Board of Directors may change the distributions or the amount withheld in the future depending on a number of factors including future commodity prices, capital expenditure requirements and the availability of debt and equity capital.

      The return on an investment in Trust Units is not comparable to the return on an investment in a fixed-income security. The recovery of the initial investment made by Unitholders is at risk, and the anticipated return on the Unitholder’s investment is based on many performance assumptions. Although we intend to make distributions of a portion of our available cash, these cash distributions may be reduced or suspended. Cash distributions are not guaranteed. Our ability to make cash distributions and the actual amount distributed will depend on numerous factors including, among other things: our financial performance, debt obligations, working capital requirements and future capital requirements, all of which are susceptible to a number of risks. In addition, the market value of the Trust Units may decline as a result of many factors, including our inability to meet our cash distribution targets in the future, and that decline may be significant. Prospective purchasers of Trust Units also should consider the particular risk factors that may affect the industry in which we operate, and therefore the stability of the distributions they would receive. See “Risk Factors”. This section also describes our assessment of those risk factors, as well as potential consequences to Unitholders if a risk should occur.

      The after-tax return from an investment in Trust Units to Unitholders, for Canadian income tax purposes, can be made up of both a return on, and a return of, capital. That composition may change over time, thus affecting an investor’s after-tax return. Returns on capital are generally taxed as ordinary income or as dividends in the hands of a Unitholder. Returns of capital are generally tax-deferred for Unitholders who are resident in Canada for purposes of the Tax Act (and reduce such Unitholder’s adjusted cost base in the Trust Unit for purposes of the Tax Act). Returns of capital to a Unitholder who is not resident in Canada for purposes of the Tax Act or is a partnership that is not a “Canadian partnership” for purposes of the Tax Act will be subject to Canadian withholding tax. Prospective Unitholders should consult their own tax advisors with respect to the Canadian income tax considerations in their own circumstances.

Restrictions on Distributions

      The ability of the Trust to make cash distributions or return capital contributions to Unitholders may be directly or indirectly affected in certain events as a result of certain restrictions, including restrictions set forth in the credit agreement relating to the Credit Facility, and restrictions set forth in the note purchase agreements relating to the U.S. Senior Notes and the U.K. Senior Notes.

Revolving Credit Facility

      The credit agreement relating to the Credit Facility stipulates that the Trust shall not make or agree to make cash or other distributions or return capital contributions to Unitholders when a “Default” (subject to certain exceptions) or an “Event of Default” has occurred or is continuing or would reasonably be expected to occur as a result of such distribution or return of capital. “Events of Default” are defined in the credit agreement to include those events of default which are typically referred to in a loan agreement of such type and include, among other things: (i) the failure to repay amounts owing under the Credit Facility; (ii) the voluntary or involuntary insolvency of the Trust or its subsidiaries; (iii) the default of obligations owing under other debt arrangements; (iv) the change of control of the Trust; or (v) the Trust’s divestiture of some or all of its debt or equity interest in the Corporation. “Default” is defined in the credit agreement to mean any event or circumstance which, with the giving of notice or lapse of time or otherwise, would constitute an Event of Default.

Senior Unsecured Notes

      The holders of the U.S. Senior Notes and U.K. Senior Notes are entitled to certain remedies upon the occurrence of an “Event of Default”, which remedies may restrict the ability of the Trust to make distributions to Unitholders. In addition, the note purchase agreements relating to the U.S. Senior Notes and the U.K. Senior Notes contain certain restrictions on the ability of the issuer of such notes to make distributions, including a negative covenant that the Trust will not at any time declare or make, or incur any liability to declare or make, any distributions unless, at the time thereof and immediately after giving effect thereto, no “Default” or “Event of Default” would exist. An “Event of Default” is defined in the note purchase agreements to include those events of default which are typically referred to in a note purchase agreement of a similar nature (including failure to pay principal and interest when due, default in compliance with other covenants, inaccuracy of representations and warranties, cross default to other indebtedness, certain events of insolvency or the rendering of judgments against the Trust of the notes in excess of certain threshold amounts). “Default” is defined in the note agreements to mean any event or circumstance which, with the giving of notice or lapse of time or both, would constitute an Event of Default.

RISK FACTORS

      An investment in the Securities is subject to various risks including those risks inherent to the industries in which we operate. If any of these risks occur, our production, revenues and financial condition could be materially harmed, with a resulting decrease in distributions on, and the market price of, our Trust Units. As a result, the trading price of our Trust Units could decline, and you could lose all or part of your investment.

      Before deciding whether to invest in any Securities, investors should consider carefully the risks set out below and in any documents incorporated by reference in this Prospectus (including subsequently filed documents incorporated herein by reference) and those described in a Prospectus Supplement relating to a specific offering of Securities.

Volatility in oil and natural gas prices could have a material adverse effect on results of operations and financial condition, which, in turn, could negatively affect the amount of distributions to our Unitholders.

      The monthly distributions we pay to our Unitholders depend, in part, on the prices we receive for our oil and natural gas production. Oil and natural gas prices can fluctuate widely on a month-to-month basis in response to a variety of factors that are beyond our control. These factors include, among others:

•	global energy policy, including the ability of OPEC to set and maintain production levels, for oil;

•	political conditions in the Middle East;

•	worldwide economic conditions;

•	weather conditions including weather-related disruptions to the North American natural gas supply;

•	the supply and price of foreign oil and natural gas;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the proximity to, and capacity of, transportation facilities;

•	the effect of worldwide energy conservation measures; and

•	government regulation.

      Declines in oil or natural gas prices could have an adverse effect on our operations, financial condition and proved reserves and ultimately on our ability to pay distributions to our Unitholders.

Distributions may be reduced during periods in which the Corporation makes capital expenditures using cash flow, which could also negatively affect the market price of the Trust Units.

      Production and development costs incurred with respect to properties, including power costs and the costs of injection fluids associated with tertiary recovery operations, reduce the royalty income that the Trust receives and, consequently, the amounts we can distribute to our Unitholders.

      The timing and amount of capital expenditures will directly affect the amount of income available for distribution to our Unitholders. Distributions may be reduced, or even eliminated, at times when significant capital or other expenditures are made. To the extent that external sources of capital, including the issuance of additional Trust Units, become limited or unavailable, the Corporation’s ability to make the necessary capital investments to maintain or expand oil and gas reserves and to invest in assets, as the case may be, will be impaired. To the extent that the Corporation is required to use cash flow to finance capital expenditures or property acquisitions, the cash we receive from the Corporation on the Royalty Units will be reduced, resulting in reductions to the amount of cash we are able to distribute to our Unitholders.

Actual reserves will vary from reserve estimates, and those variations could be material, and negatively affect the market price of the Trust Units and distributions to our Unitholders.

      The value of the Trust Units will depend upon, among other things, the Corporation’s reserves. In making strategic decisions, we generally rely upon reports prepared by our independent reserve engineers. Estimating reserves is inherently uncertain. Ultimately, actual production, revenues and expenditures for the underlying properties will vary from estimates and those variations could be material. Changes in the prices of, and markets for, oil and natural gas from those anticipated at the time of making such assessments will affect the return on, and value of, our Trust Units. The reserve and cash flow information contained in the AIF or contained in the documents incorporated by reference represent estimates only. Petroleum engineers consider many factors and make assumptions in estimating reserves. Those factors and assumptions include:

•	historical production from the area compared with production rates from similar producing areas;

•	the assumed effect of government regulation;

•	assumptions about future commodity prices, exchange rates, production and development costs, capital expenditures, abandonment costs, environmental liabilities, and applicable royalty regimes;

•	initial production rates;

•	production decline rates;

•	ultimate recovery of reserves;

•	marketability of production; and

•	other government levies that may be imposed over the producing life of reserves.

      If these factors and assumptions prove to be inaccurate, our actual results may vary materially from our reserve estimates. Many of these factors are subject to change and are beyond our control. In particular, changes in the prices of, and markets for, oil and natural gas from those anticipated at the time of making such assessments will affect the return on, and value of, our Trust Units. In addition, all such assessments involve a measure of geological and engineering uncertainty that could result in lower production and reserves than anticipated. A significant portion of our reserves are classified as “undeveloped” and are subject to greater uncertainty than reserves classified as “developed”.

      In accordance with normal industry practices, we engage independent petroleum engineers to conduct a detailed engineering evaluation of our oil and gas properties for the purpose of estimating our reserves as part of our year end reporting process. As a result of that evaluation, we may increase or decrease the estimates of our reserves. We do not consider an increase or decrease in the estimates of our reserves in the range of one to five percent to be material or inconsistent with normal industry practice. Any significant reduction to the estimates of our reserves resulting from any such evaluation could have a material adverse effect on the value of our Trust Units.

If the Corporation is unable to acquire additional reserves, the value of the Trust Units and distributions to our Unitholders may decline.

      Our future oil and natural gas reserves and production, and therefore the cash flows of the Trust, will depend upon our success in acquiring additional reserves. If we fail to add reserves by acquiring or developing them, our reserves and production will decline over time as they are produced. When reserves from our properties can no longer be economically produced and marketed, our Trust Units will have no value unless additional reserves have been acquired or developed. If we are not able to raise capital on favourable terms, we may not be able to add to or maintain our reserves. If we use our cash flow to acquire or develop reserves, we will reduce our distributable cash. There is strong competition in all aspects of the oil and gas industry including reserve acquisitions. We will actively compete for reserve acquisitions and skilled industry personnel with a substantial number of other oil and gas companies and energy trusts. However, many of our competitors have greater resources than we do and we cannot assure you that we will be successful in acquiring additional reserves on terms that meet our objectives.

Our operation of oil and natural gas wells could subject us to environmental claims and liability which would be funded out of our cash flow and could therefore reduce distributable cash payable to our Unitholders.

      The oil and natural gas industry is subject to extensive environmental regulation, which imposes restrictions and prohibitions on releases or emissions of various substances produced in association with certain oil and gas industry operations. In addition, Canadian legislation requires that well and facility sites be abandoned and reclaimed to the satisfaction of provincial authorities. A breach of this or other legislation may result in fines or the issuance of a clean-up order. Ongoing environmental obligations will be funded out of our cash flow and could therefore reduce distributable cash payable to our Unitholders.

We may be unable to successfully compete with other companies in our industry, which could negatively affect the market price of the Trust Units and distributions to our Unitholders.

      There is strong competition in all aspects of the oil and gas industry. Pengrowth will actively compete for capital, skilled personnel, undeveloped lands, reserve acquisitions, access to drilling rigs, service rigs and other equipment, access to processing facilities and pipeline and refining capacity and in all other aspects of its operations with a substantial number of other organizations, many of which may have greater technical and financial resources than Pengrowth. Some of those organizations not only explore for, develop and produce oil and natural gas but also carry on refining operations and market oil and other products on a world-wide basis and, as such, have greater and more diverse resources on which to draw.

Incorrect assessments of value at the time of acquisitions could adversely affect the value of our Trust Units and distributions to our Unitholders.

      Acquisitions of oil and gas properties or companies will be based in large part on engineering and economic assessments made by independent engineers. These assessments include a series of assumptions regarding such factors as recoverability and marketability of oil and gas, future prices of oil and gas and operating costs, future capital expenditures and royalties and other government levies which will be imposed over the producing life of the reserves. Many of these factors are subject to change and are beyond our control. All such assessments involve a measure of geologic and engineering uncertainty which could result in lower production and reserves than anticipated.

Our indebtedness may limit the amount of distributions that we are able to pay our Unitholders, and if we default on our debt, the net proceeds of any foreclosure sale would be allocated to the repayment of our lenders and other creditors and only the remainder, if any, would be available for distribution to our Unitholders.

      We draw upon the Credit Facility from time to time to make acquisitions of oil and natural gas properties and to fund capital investments in our properties. We pay interest at fluctuating rates with respect to a portion of our outstanding debt under the Credit Facility. Furthermore, the Trust will assume certain outstanding indebtedness of Esprit as a result of the Trust’s merger with Esprit. See “Material Debt — Debt Obligations Resulting from the Merger with Esprit”. Variations in exchange rates, interest rates and scheduled principal repayments could result in significant changes in the amount Pengrowth is required to apply to service its debt under the Credit Facility, the U.S. Senior Notes, the U.K. Senior Notes and any indebtedness assumed as a result of the merger with Esprit. Certain covenants in the agreements with our lenders may also limit the amount of the Royalty paid by the Corporation to the Trust and the distributions paid by us to our Unitholders. We cannot assure you that the amount of our Credit Facility will be adequate for our future financial obligations or that we will be able to obtain additional funds. If we become unable to pay our debt service charges or otherwise cause an event of default to occur, our lenders may foreclose on or sell the properties. The net proceeds of any such sale will be allocated firstly, to the repayment of our lenders and other creditors and only the remainder, if any, would be payable to the Trust by the Corporation in respect of the Royalty.

We are dependent on our management and the loss of our key management and other personnel could negatively impact our business.

      Our Unitholders are entirely dependent on the management of the Manager and the Corporation with respect to the acquisition of oil and gas properties and assets, the development and acquisition of additional reserves, the management and administration of all matters relating to properties and the administration of the Trust. The loss of the services of key individuals who currently comprise the management team of the Manager and the Corporation could have a detrimental effect on the Trust. In addition, increased activity within the oil and gas sector can increase the cost of goods and services and make it more difficult to have and retain qualified professional staff.

A decline in the Corporation’s ability to market its oil and natural gas production could have a material adverse effect on production levels or on the price received for production, which, in turn, could reduce distributions to our Unitholders and affect the market price of the Trust Units.

      The marketability of our production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. United States federal and state and Canadian federal and provincial regulation of oil and gas production and transportation, general economic conditions, and changes in supply and demand could adversely affect our ability to produce and market oil and natural gas. If market factors dramatically change, the financial impact on us could be substantial. The availability of markets is beyond our control.

The operation of a significant portion of our properties is largely dependent on the ability of third party operators, and harm to their business could cause delays and additional expenses in our receiving revenues, which could negatively affect the market price of the Trust Units and distributions to our Unitholders.

      The continuing production from a property, and to some extent the marketing of production, is dependent upon the ability of the operators of our properties. Approximately 45 percent of our properties are operated by third parties, based on daily production. If, in situations where we are not the operator, the operator fails to perform these functions properly or becomes insolvent, then revenues may be reduced. Revenues from production generally flow through the operator and, where we are not the operator, there is a risk of delay and additional expense in receiving such revenues.

      The operation of the wells located on properties not operated by us are generally governed by operating agreements which typically require the operator to conduct operations in a good and workmanlike manner. Operating agreements generally provide, however, that the operator will have no liability to the other non-operating Working Interest owners for losses sustained or liabilities incurred, except such as may result from gross negligence or willful misconduct. In addition, third-party operators are generally not fiduciaries with respect to the Corporation, the Trust or the Unitholders. The Corporation, as owner of working interests in properties not operated by it, will generally have a cause of action for damages arising from a breach of the operator’s duty. Although not established by definitive legal precedent, it is unlikely that the Trust or our Unitholders would be entitled to bring suit against third-party operators to enforce the terms of the operating agreements. Therefore, our Unitholders will be dependent upon the Corporation, as owner of the working interest, to enforce such rights.

Our distributions could be adversely affected by unforeseen title defects, which could reduce distributions to our Unitholders.

      Although title reviews are conducted prior to any purchase of resource assets, such reviews cannot guarantee that an unforeseen defect in the chain of title will not arise to defeat our title to certain assets. Such defects could reduce the amounts distributable to our Unitholders, and could result in a reduction of capital.

Fluctuations in foreign currency exchange rates could adversely affect our business, and adversely affect the market price of the Trust Units as well as distributions to our Unitholders.

      World oil prices are quoted in United States dollars and the price received by Canadian producers is therefore affected by the Canadian/ United States dollar exchange rate which fluctuates over time. A material increase in the value of the Canadian dollar may negatively impact our net production revenue and cash flow. To the extent that we have engaged, or in the future engage, in risk management activities related to commodity prices and foreign exchange rates, through entry into oil or natural gas price hedges and forward foreign exchange contracts or otherwise, we may be subject to unfavourable price changes and credit risks associated with the counterparties with which we contract.

      A decline in the value of the Canadian dollar relative to the United States dollar provides a competitive advantage to United States companies in acquiring Canadian oil and gas properties and may make it more difficult for us to replace reserves through acquisitions.

Being a limited purpose trust makes the Trust largely dependent upon the operations and assets of the Corporation if the oil and natural gas reserves associated with the Corporation’s resource properties are not supplemented through additional development or the acquisition of oil and natural gas properties, the ability of the Corporation to continue to generate cash flow for distribution to Unitholders may be adversely affected.

      The Trust is a limited purpose trust which is dependent upon the operations and assets of the Corporation. The Corporation’s income will be received from the production of crude oil and natural gas from its properties and will be susceptible to the risks and uncertainties associated with the oil and natural gas industry generally. Since the primary focus is to pursue growth opportunities through the development of existing reserves and the acquisition of new properties, the Corporation’s involvement in the exploration for oil and natural gas is minimal. As a result, if the oil and natural gas reserves associated with the Corporation’s resource properties are not supplemented through additional development or the acquisition of oil and natural gas properties, the ability of the Corporation to continue to generate cash flow for distribution to Unitholders may be adversely affected.

Management may have conflicts of interest that may create incentives for the Manager to act in contradiction to or competition with the interests of our Unitholders.

      The Manager provides advisory, management and administrative needs of the Trust and the Corporation in consideration for a management fee which is currently based in part on net production revenue of the Corporation. This arrangement may create an incentive for the Manager to maximize the net production revenue of the Corporation, rather than maximizing its distributable cash, which is the primary basis for calculating distributions available to Unitholders.

      The Manager may manage and administer such additional acquired properties, as well as enter into other types of energy related management and advisory activities and may not devote full time and attention to the business of the Corporation and therefore act in contradiction to or competition with the interests of our Unitholders.

      General and administrative expenses which the Manager incurs in relation to the business of the Corporation and the Trust are required to be paid by the Corporation. These expenses are not subject to a limit other than as may be provided under a periodic review by the Board of Directors and, as a result, there may not be an incentive for the Manager to minimize these expenses.

We may incur material costs as a result of compliance with health, safety and environmental laws and regulations which could negatively affect our financial condition and, therefore, reduce distributions to our Unitholders and decrease the market price of the Trust Units.

      Compliance with environmental laws and regulations could materially increase our costs. We may incur substantial capital and operating costs to comply with increasingly complex laws and regulations covering the protection of the environment and human health and safety. In particular, we may be required to incur significant costs to comply with the 1997 Kyoto Protocol to the United Nations Framework Convention on Climate Change, known as the Kyoto Protocol that is intended to reduce emissions of pollutants into the air.

Lower oil and gas prices increase the risk of write-downs of our oil and gas property investments which could be viewed unfavourably in the market or could limit our ability to borrow funds or comply with covenants contained in our current or future credit agreements or other debt instruments.

      Under Canadian accounting rules, the net capitalized cost of oil and gas properties may not exceed a “ceiling limit” which is based, in part, upon estimated future net cash flows from reserves. If the net capitalized costs exceed this limit, we must charge the amount of the excess against earnings. As oil and gas prices decline, our net capitalized cost may approach and, in certain circumstances, exceed this cost ceiling, resulting in a charge against earnings. Under United States accounting rules, the cost ceiling is generally lower than under Canadian rules because the future net cash flows used in the United States ceiling test are discounted to a present value. Accordingly, we would have more risk of a ceiling test write-down in a declining price environment if we reported under United States generally accepted accounting principles. While these write-downs would not affect cash flow, the charge to earnings could be viewed unfavourably in the market or could limit our ability to borrow funds or comply with covenants contained in our current or future credit agreements or other debt instruments.

Changes in Canadian legislation could adversely affect the value of our Trust Units.

      The value of the Trust Units is largely related to our income tax treatment. We cannot assure you that income tax laws and government incentive programs relating to the oil and natural gas industry generally, the status of royalty trusts having our structure and the Alberta royalty tax credit will remain favourable and not change in a manner that adversely affects your investment.

If the Trust ceases to qualify as a mutual fund trust it would adversely affect the value of our Trust Units.

      It is intended that the Trust will at all times qualify as a mutual fund trust for the purposes of the Tax Act.

      The Trust may be required to maintain its status as a “mutual fund trust” under the Tax Act in reliance on the exception in paragraph 132(7)(a) of the Tax Act (the “Royalty Trust Exemption”). The Royalty Trust Exemption provides that a mutual fund trust will not be subject to the requirement that it not be maintained primarily for the benefit of non-residents if all or substantially all of the property of the trust, from the later of the day of its creation and February 21, 1990 to the particular time, consists of property other than property which is “taxable Canadian property” for the purposes of the Tax Act. If the Trust at any time fails to qualify for the Royalty Trust Exemption and does not otherwise qualify as a mutual fund trust for the purposes of the Tax Act, the consequences described below may affect Unitholders in a material adverse way. In a comfort letter dated November 26, 2004, the Department of Finance (Canada) stated that it would propose amendments to the Royalty Trust Exemption effective January 1, 2004. In particular, the comfort letter provides that if at any time the Trust were maintained primarily for the benefit of non-residents, all or substantially all of its property must at that time consist of property other than “taxable Canadian property” for the purposes of the Tax Act. On March 23, 2006, the Department of Finance (Canada) issued a follow-up comfort letter confirming its intention to amend the Royalty Trust Exemption in accordance with its letter dated November 26, 2004. There can be no assurance that the Royalty Trust Exemption will be amended in accordance with the November 26, 2004 comfort letter.

      Notwithstanding the steps taken or to be taken by Pengrowth, no assurance can be given that the status of the Trust as a mutual fund trust will not be challenged by a relevant taxation authority. If the Trust’s status as a mutual fund trust is determined to have been lost, certain negative tax consequences will have resulted for the Trust and its Unitholders. These negative tax consequences include the following:

•	The Trust Units would cease to be a qualified investment for trusts governed by RRSPs, RRIFs, RESPs and DPSPs, as defined in the Tax Act. Where, at the end of a month, a RRSP, RRIF, RESP or DPSP holds Trust Units that ceased to be a qualified investment, the RRSP, RRIF, RESP or DPSP, as the case may be, must, in respect of that month, pay a tax under Part XI.1 of the Tax Act equal to 1 percent of the fair market value of the Trust Units at the time such Trust Units were acquired by the RRSP, RRIF, RESP or DPSP. In addition, trusts governed by a RRSP or a RRIF which hold Trust Units that are not qualified investments will be subject to tax on the income attributable to the Trust Units while they are non-qualified investments, including the full capital gains, if any, realized on the disposition of such Trust Units. Where a trust governed by a RRSP or a RRIF acquires Trust Units that are not qualified investments, the value of the investment will be included in the income of the annuitant for the year of the acquisition. Trusts governed by RESPs which hold Trust Units that are not qualified investments can have their registration revoked by the Canada Revenue Agency.

•	The Trust would be required to pay a tax under Part XII.2 of the Tax Act. The payment of Part XII.2 tax by the Trust may have adverse income tax consequences for certain Unitholders, including non-resident persons and residents of Canada who are exempt from Part I tax.

•	The Trust would not be entitled to use the capital gains refund mechanism otherwise available for mutual fund trusts.

•	The Trust Units would constitute “taxable Canadian property” for the purposes of the Tax Act, potentially subjecting non-residents of Canada to tax pursuant to the Tax Act on the disposition (or deemed disposition) of such Trust Units.

The ability of investors resident in the United States to enforce civil remedies may be negatively affected for a number of reasons.

      The Trust is an Alberta trust and the Manager and the Corporation are both Alberta corporations. All of these entities have their principal places of business in Canada. All of the directors and officers of the Manager and the majority of the directors and officers of the Corporation are residents of Canada and all or a substantial portion of the assets of such persons and of the Trust are located outside of the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States upon the Trust or such persons or to realize in the United States upon judgments of courts of the United States predicated upon civil remedies under the United States Securities Act of 1933, as amended. Investors should not assume that Canadian courts:

•	will enforce judgments of United States courts obtained in actions against the Trust or such persons predicated upon the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States; or

•	will enforce, in original actions, liabilities against the Trust or such persons predicated upon the United States federal securities laws or any such state securities or blue sky laws.

Your rights as a Unitholder differ from the rights associated with other types of investments and we cannot assure you that the distributions you receive over the life of your investment will meet or exceed your initial capital investment.

      Trust Units should not be viewed by investors as shares in the Corporation. Trust Units are also dissimilar to conventional debt instruments in that there is no principal amount owing to our Unitholders. Trust Units represent a fractional interest in the Trust. Unitholders will not have the statutory rights normally associated with ownership of shares of a corporation including, for example, the right to bring “oppression” or “derivative” actions. The Trust’s assets are royalty units and common shares of the Corporation and certain facilities interests, and may also include certain other investments permitted under the Trust Indenture. The price per Trust Unit is a function of anticipated distributable cash, the oil and natural gas properties acquired by the Corporation and the ability to effect long-term growth in the value of the Corporation. The market price of the Trust Units will be sensitive to a variety of market conditions including, but not limited to, interest rates and the ability of the Corporation to acquire suitable oil and natural gas properties. Changes in market conditions may adversely affect the trading price of our Trust Units.

      Trust Units will have no value when reserves from the properties can no longer be economically produced or marketed and, as a result, cash distributions do not represent a “yield” in the traditional sense as they represent both return of capital and return on investment. Unitholders will have to obtain the return of capital invested out of cash flow derived from their investments in the Trust Units during the period when reserves can be economically recovered. Accordingly, we give no assurances that the distributions you receive over the life of your investment will meet or exceed your initial capital investment.

Future acquisitions may result in substantial future dilution of your Trust Units.

      One of our objectives is to continually add to our reserves through acquisitions and through development. Our success is, in part, dependent on our ability to raise capital from time to time. Unitholders may also suffer dilution in connection with future issuance of Trust Units.

Canadian and United States practices differ in reporting reserves and production and our estimates may not be comparable to those of companies in the United States.

      We report our production and reserve quantities in accordance with Canadian practices and specifically in accordance with National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities. These practices are different from the practices used to report production and to estimate reserves in reports and other materials filed with the SEC by companies in the United States.

      We incorporate additional information with respect to production and reserves which is either not generally included or prohibited under rules of the SEC and practices in the United States. We follow the Canadian practice of reporting gross production and reserve volumes; however, we also follow the United States practice of separately reporting these volumes on a net basis (after the deduction of royalties and similar payments). We also follow the Canadian practice of using forecast prices and costs when we estimate our reserves; however, we separately estimate our reserves using prices and costs held constant at the effective date of the reserve report in accordance with the Canadian reserve reporting requirements. These requirements are similar to the constant pricing reserve methodology utilized in the United States.

      We included in the AIF estimates of proved and proved plus probable reserves. The SEC generally prohibits the inclusion of estimates of probable reserves in filings made with it. This prohibition does not apply to the Trust because it is a Canadian foreign private issuer.

You may be required to pay taxes even if you do not receive any cash distributions.

      You may be required to pay federal income taxes and, in some cases, state, provincial and local income taxes on your share of our taxable income even if you do not receive any cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

Unitholders who are United States persons face certain income tax risks.

      The United States federal income tax risks related to owning and disposing of our Trust Units include the following:

•	We have elected under applicable United States Treasury Regulations to be treated as a partnership for United States federal income tax purposes. Section 7704 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that publicly-traded partnerships such as the Trust will, as a general rule, be taxed as corporations. We will not be treated as a corporation for U.S. federal income tax purposes only if 90 percent or more of its gross income consists of “qualifying income”. Although we expect to satisfy the 90 percent requirement at all times, if we fail to satisfy this requirement, we will be treated as a foreign corporation.

•	If we were treated as a foreign corporation, we could be a passive foreign investment company or “PFIC”. If we were considered a PFIC, United States holders of Trust Units could be subject to substantially increased United States tax liability, including an interest charge upon the sale or other disposition of the United States holder’s Trust Units, or upon the receipt of “excess distributions” from the Trust. Certain elections may be available to a United States holder if we were classified as a PFIC to alleviate these adverse tax consequences.

•	We treat the Royalty between the Trust and the Corporation as a royalty interest for all legal purposes, including United States federal income tax purposes. The Royalty Indenture in some respects differs from more conventional “net profits” interests as to which the courts and the IRS have ruled, and as a result the propriety of such treatment is not free from doubt. It is possible that the IRS could contend, for example, that we should be considered to have a working interest in the properties of the Corporation. If the IRS were successful in making such a contention, the United States federal income tax consequences to United States holders could be different, perhaps materially worse, than indicated in the discussion herein, which generally assumes that the Royalty Indenture will be respected as a royalty.

•	Gain or loss will be recognized on a sale of Trust Units equal to the difference between the amount realized and the United States holder’s tax basis for the Trust Units sold. Gain or loss recognized by a United States holder on the sale or exchange of Trust Units will generally be taxable as capital gain or loss, and will be long-term capital gain or loss if such United States holder’s holding period of the Trust Units exceeds one year. A portion of any amount realized on a sale or exchange of Trust Units (which portion could be substantial) will be separately computed and taxed as ordinary income under Section 751 of the Code to the extent attributable to the recapture of depletion or depreciation deductions. Ordinary income attributable to depletion deductions and depreciation recapture could exceed net taxable gain realized upon the sale of the Trust Units and may be recognized even if there is a net taxable loss realized on the sale of the Trust Units. Thus, a United States holder may recognize both ordinary income and a capital loss upon a taxable disposition of Trust Units.

•	We have registered as a “tax shelter” with the United States Secretary of the Treasury because of the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which otherwise might be imposed if we failed to register and it were subsequently determined that registration was required. Registration as a “tax shelter” may increase the risk of an IRS audit of us or a Unitholder. Any Unitholder owning less than a 1 percent profits interest in us has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in our Unitholders’ tax returns and may lead to audits of Unitholders’ tax returns and adjustments of items unrelated to us. You will bear the cost of any expense incurred in connection with an examination of your personal tax return.

•	Because we cannot match transferors and transferees of Trust Units, we must maintain uniformity of the economic and tax characteristics of the Trust Units to a purchaser of these Trust Units. In the absence of such uniformity, the Trust may be unable to comply completely with a number of federal income tax requirements. A lack of uniformity, however, can result from a literal application of some Treasury regulations. If any non-uniformity was required by the IRS, it could have a negative impact on the value of the Trust Units.

•	The Trust may not be an appropriate investment for certain types of entities. For example, there is a risk that some of the Trust’s income could be unrelated business taxable income with respect to tax-exempt organizations. Prospective purchasers of Trust Units that are tax-exempt organizations are encouraged to consult their tax advisors regarding investments in Trust Units.

Distributions to our Unitholders may be reduced during periods in which Pengrowth makes capital expenditures using cash flow.

      To the extent that Pengrowth uses cash flow to finance acquisitions, development costs and other significant capital expenditures, the cash available to the Trust for the payment of distributions will be reduced. To the extent that external sources of capital, including the issuance of additional Trust Units, becomes limited or unavailable, Pengrowth’s ability to make the necessary capital investments to maintain or expand its oil and gas reserves and to invest in assets, as the case may be, will be impaired.

Changes in government regulations that affect the crude oil and natural gas industry could adversely affect Pengrowth and reduce our distributions to our Unitholders.

      The oil and gas industry in Canada operates under federal, provincial and municipal legislation and regulation governing such matters as land tenure, prices, royalties, production rates, environmental protection controls, the exportation of crude oil, natural gas and other products, as well as other matters. The industry is also subject to regulation by governments in such matters as the awarding or acquisition of exploration and production rights, oil sands or other interests, the imposition of specific drilling obligations, environmental protection controls, control over the development and abandonment of fields and mine sites (including restrictions on production) and possibly expropriation or cancellation of contract rights.

      Government regulations may be changed from time to time in response to economic or political conditions. The exercise of discretion by governmental authorities under existing regulations, the implementation of new regulations or the modification of existing regulations affecting the crude oil and natural gas industry could reduce demand for crude oil and natural gas or increase Pengrowth’s costs, either of which would have a material adverse impact on Pengrowth.

We will become subject to additional rules and regulations of the SEC related to internal controls for our fiscal year ending December 31, 2006 which we expect will increase our legal and compliance costs and may have an adverse effect on our business and the trading price of our Trust Units.

      We are subject to the public reporting requirements of the United States Securities Exchange Act of 1934, as amended and we will be required to comply with Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as Section 404, for our fiscal year ending December 31, 2006. Section 404 will require us, among other things, annually to review and report on, and our independent registered public accounting firm to attest to, our internal control over financial reporting. We expect that compliance with Section 404 will increase our legal and financial compliance costs. Any failure to develop or maintain effective controls, or difficulties encountered in their implementation or other effective improvement of our internal controls could harm our operating results or cause us to fail to meet our reporting obligations. Given the difficulties inherent in the design and operation of internal controls over financial reporting, we can provide no assurance as to our, or our independent registered public accounting firm’s, conclusions about the effectiveness of our internal controls. Ineffective internal controls subject us to regulatory scrutiny and a loss of confidence in our reported financial information, which could have an adverse effect on our business and would likely have a negative effect on the trading price of our trust units.

If Pengrowth expands operations beyond oil and natural gas production in Canada, Pengrowth may face new challenges and risks. If Pengrowth is unsuccessful in managing these challenges and risks, its results of operations and financial condition could be adversely affected, which could affect the market price of the Trust Units and distributions to Unitholders.

      Pengrowth’s operations and expertise are currently focused on conventional oil and gas production and development in the Western Canadian Sedimentary Basin, together with its participation in the Sable Offshore Energy Project. In the future, Pengrowth may acquire oil and natural gas properties outside these geographic areas. Expansion of Pengrowth’s activities into new areas may present challenges and risks that it has not faced in the past. If Pengrowth does not manage these challenges and risks successfully, its results of operations and financial condition could be adversely affected.

Delays in business operations could adversely affect the Trust’s distributions to Unitholders and the market price of the Trust Units.

      In addition to the usual delays in payment by purchasers of oil and natural gas to the operators of Pengrowth’s properties, and the delays of those operators in remitting payment to Pengrowth, payments between any of these parties may also be delayed by:

•	restrictions imposed by lenders;

•	accounting delays;

•	delays in the sale or delivery of products;

•	delays in the connection of wells to a gathering system;

•	blowouts or other accidents;

•	adjustments for prior periods;

•	recovery by the operator of expenses incurred in the operation of the properties; or

•	the establishment by the operator of reserves for these expenses.

      Any of these delays could reduce the amount of cash available for distribution to Unitholders in a given period and expose Pengrowth to additional third party credit risks.

Changes in market-based factors may adversely affect the trading price of the Trust Units.

      The market price of our Trust Units is sensitive to a variety of market based factors including, but not limited to, interest rates, foreign exchange rates and the comparability of the Trust Units to other yield-oriented securities. Any changes in these market-based factors may adversely affect the trading price of the Trust Units.

The limited liability of Unitholders is uncertain.

      Notwithstanding the fact that Alberta has adopted legislation purporting to limit Unitholder liability, because of uncertainties in the law relating to investment trusts, there is a risk that a Unitholder could be held personally liable for obligations of the Trust in respect of contracts or undertakings which the Trust enters into and for certain liabilities arising otherwise than out of contracts including claims in tort, claims for taxes and possibly certain other statutory liabilities. Pengrowth has structured itself and attempted to conduct its business in a manner which mitigates the Trust’s liability exposure and where possible, limits its liability to Trust property. However, such protective actions may not completely avoid Unitholder liability. Notwithstanding Pengrowth’s attempts to limit Unitholder liability, Unitholders may not be protected from liabilities of the Trust to the same extent that a shareholder is protected from the liabilities of a corporation. Further, although the Trust has agreed to indemnify and hold harmless each Unitholder from any costs, damages, liabilities, expenses, charges and losses suffered by a Unitholder resulting from or arising out of the Unitholder not having limited liability, Pengrowth cannot assure prospective investors that any assets would be available in these circumstances to reimburse Unitholders for any such liability. Legislation that purports to limit Unitholder liability has been implemented in Alberta but there is no assurance that such legislation will eliminate all risk of Unitholder liability. Additionally, the legislation does not affect the liability of Unitholders with respect to any act, default, obligation or liability that arose prior to July 1, 2004.

The redemption right of Unitholders is limited.

      Unitholders have a limited right to require the Trust to repurchase Trust Units, which is referred to as a redemption right. See “Description of Trust Units — Redemption Right”. It is anticipated that the redemption right will not be the primary mechanism for Unitholders to liquidate their investment. The Trust’s ability to pay cash in connection with a redemption is subject to limitations. Any securities which may be distributed in specie to Unitholders in connection with a redemption may not be listed on any stock exchange and a market may not develop for such securities. In addition, there may be resale restrictions imposed by law upon the recipients of the securities pursuant to the redemption right.

The industry in which Pengrowth operates exposes Pengrowth to potential liabilities that may not be covered by insurance.

      Pengrowth’s operations are subject to all of the risks normally associated with the operation and development of oil and natural gas properties, including the drilling of oil and natural gas wells and the production and transportation of oil and natural gas. These risks and hazards include encountering unexpected formations or pressures, blow-outs, craterings and fires, all of which could result in personal injury, loss of life or environmental and other damage to Pengrowth’s property and the property of others. Pengrowth cannot fully protect against all of these risks, nor are all of these risks insurable. Pengrowth may become liable for damages arising from these events against which it cannot insure or against which it may elect not to insure because of high premium costs or other reasons. While Pengrowth has both safety and environmental policies in place to protect its operators and employees and to meet regulatory requirements in areas where they operate, any costs incurred to repair damages or pay liabilities would reduce the funds available for distribution to the Unitholders.

Pengrowth may not be able to achieve the anticipated benefits of the merger with Esprit and the integration process may result in the loss of key employees and the disruption of ongoing business, customer and employee relationships.

      Pengrowth and Esprit are proposing to merge to create a stronger and better positioned trust, to strengthen the position of Pengrowth in the oil and natural gas industry and to create the opportunity to realize certain benefits including, among other things, potential cost savings. Achieving the benefits of the merger with Esprit depends in part on successfully consolidating functions and integrating operations, procedures and personnel in a timely and efficient manner, as well as the ability of the combined trust to realize the anticipated growth opportunities and synergies from combining the acquired Esprit businesses and operations with those of Pengrowth’s operating subsidiaries. The integration of acquired businesses requires the dedication of substantial management effort, time and resources, which may divert management’s focus and resources from other strategic opportunities and from operational matters during this process. The integration process may result in the loss of key employees and the disruption of ongoing business, customer and employee relationships that may adversely affect Pengrowth’s ability to achieve the anticipated benefits of the merger with Esprit.

The failure to obtain certain necessary approvals will prevent Pengrowth and Esprit from completing the merger with Esprit and may have a material adverse effect on the business and affairs of Pengrowth or Esprit or the trading prices of Trust Units.

      Completion of the merger with Esprit is subject to the receipt of all necessary regulatory and Esprit unitholder approvals. The failure to obtain any such approvals will prevent Pengrowth and Esprit from completing the merger and may have a material adverse effect on the business and affairs of Pengrowth or Esprit or the trading prices of Trust Units.

CERTAIN CANADIAN INCOME TAX CONSIDERATIONS

      In the opinion of Bennett Jones LLP, counsel to Pengrowth, the following summary fairly describes, as of the date hereof, the principal Canadian federal income tax considerations pursuant to the Tax Act generally applicable to a Unitholder. Generally, the Trust Units will constitute capital property to a Unitholder provided such Unitholder does not hold such property in the course of carrying on a business and has not acquired such property in one or more transactions considered to be an adventure or concern in the nature of trade. Certain Unitholders who are residents of Canada (“Resident”) and who might not otherwise be considered to hold their Trust Units as capital property may, in certain circumstances, be entitled to have the Trust Units treated as capital property by making the irrevocable election in accordance with subsection 39(4) of the Tax Act. Unitholders who do not hold their Trust Units as capital property should consult their own tax advisors.

      This summary is not applicable to a Unitholder that is a “financial institution”, as defined in the Tax Act for purposes of the mark-to-market rules, or to a Unitholder an interest in which would be a “tax shelter investment” as defined in the Tax Act. Any such Unitholder should consult its own tax advisor with respect to Trust Units issued under this Prospectus or any Prospectus Supplement.

      This summary is based upon the provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), counsel’s understanding, based on publicly available published materials, of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) and representations of Pengrowth as to certain factual matters.

      This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account any changes in the law, whether by legislative, regulatory or judicial action, or any changes in the administrative policies and assessing practices of the CRA, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein.

      Counsel has been advised by Pengrowth and has assumed for the purpose of the description of tax considerations that follow that Pengrowth will qualify as a “mutual fund trust” as defined in the Tax Act at all relevant times.

      This summary is of a general nature only and is not intended to be legal or tax advice to any particular Unitholder. Consequently, Unitholders should consult their own tax advisors for advice with respect to the income tax consequences relating to the ownership of Trust Units, based on their own particular circumstances, including the application and effect of the income and other tax laws of any country, province, territory, state or local tax authority.

Status of Pengrowth

      This summary assumes that Pengrowth will continue to qualify as a “mutual fund trust” as defined in the Tax Act. Should Pengrowth not qualify as a mutual fund trust, the income tax considerations applicable to Pengrowth and Unitholders would, in some respects, be materially different than those described in this summary. See “Risk Factors — If the Trust ceases to qualify as a mutual fund trust, it would adversely affect the value of our Trust Units.”Pengrowth obtained an opinion from its legal counsel, dated May 16, 2006 and subject to the assumptions and qualifications therein, that it was a “mutual fund trust.”

Taxation of Pengrowth

      Pengrowth is subject to taxation in each taxation year on its income for the year, including net realized taxable capital gains, less the portion thereof that is paid or payable in the year to Unitholders and which is deducted by Pengrowth in computing its income for the purposes of the Tax Act. An amount will be considered to be payable to a Unitholder in a taxation year only if it is paid in the year by Pengrowth or the Unitholder is entitled in that year to enforce payment of the amount. The taxation year of Pengrowth is the calendar year.

      Pengrowth will be required to include in its income for each taxation year income from net profits interests held by it, including the Royalty. Pengrowth will also be required to include in its income all interest that accrues to it to the end of the year or becomes receivable or is received by it before the end of the year, except to the extent that such interest was included in computing its income for a preceding taxation year. Other types of income from Pengrowth’s investments, including its oil and gas facilities, is generally required to be included in income on an accrual basis. Provided that appropriate designations are made by Pengrowth, all dividends which would otherwise be included in its income as dividends received on shares owned by Pengrowth, including the shares of the Corporation, will be deemed to have been received by Unitholders and not to have been received by Pengrowth.

      In computing its income, Pengrowth may deduct reasonable administrative costs and management fees, capital cost allowance in respect of its oil and natural gas facilities in an amount generally equal to the lesser of the prescribed rate and the net leasing income attributable to such property and other expenses incurred by it for the purpose of earning income. Pengrowth will be entitled to deduct the costs incurred by it in connection with the issuance of Trust Units on a five-year, straight-line basis (subject to proration for short taxation years). Pengrowth may deduct up to 10% annually on a declining balance basis of its cumulative Canadian oil and gas property expense (“COGPE”) (subject to proration for short taxation years). If Pengrowth’s cumulative COGPE is less than zero at the end of a taxation year, such negative amount must be included in Pengrowth’s income. Pengrowth’s cumulative COGPE will be reduced as a result of a sale of property by the Corporation which is subject to the Royalty where proceeds of disposition thereof become receivable to Pengrowth.

      The Trust Indenture provides that Computershare will be required to claim the maximum permissible deductions for the purposes of computing the income of Pengrowth pursuant to the Tax Act to the extent required to reduce the taxable income of Pengrowth to nil or to the extent desirable in the best interests of Unitholders. Therefore, Computershare may choose not to claim all deductions in computing income and taxable income to the maximum extent permitted by the Tax Act in order to utilize losses from prior taxation years. As a result of such deductions from income, it is expected that Pengrowth will not be liable for any material amount of income tax under the Tax Act. However, counsel can provide no assurance in that regard.

Taxation of Unitholders Resident in Canada

      A Unitholder who is a Resident for purposes of the Tax Act will generally be required to include in its income for a particular taxation year the portion of the net income of Pengrowth for a taxation year, including taxable dividends and net realized capital gains, that are paid or payable to the Unitholder in that particular taxation year. Income of a Unitholder from the Trust Units will be considered to be income from property. Any loss of Pengrowth for the purposes of the Tax Act cannot be allocated to and treated as a loss of a Unitholder.

      Provided that appropriate designations are made by Pengrowth, such portions of its net taxable capital gains and taxable dividends as are paid or payable to a Unitholder will effectively retain their character as taxable capital gains and taxable dividends, respectively, and will be treated as such in the hands of the Unitholder for purposes of the Tax Act. See “Certain Canadian Federal Income Tax Considerations — Taxation of Capital Gains and Capital Losses”.

      The non-taxable portion of net realized capital gains of Pengrowth that is paid or payable to a Unitholder in a year will not be included in computing the Unitholder’s income for the year. Any other amount in excess of the net income of Pengrowth that is paid or payable by Pengrowth to a Unitholder in a year will generally not be included in the Unitholder’s income for the year. However, where any such non-taxable portion or other amount is paid or payable to a Unitholder, other than as proceeds of disposition of Trust Units or fractions thereof, the adjusted cost base of the Trust Units held by such Unitholder will generally be reduced by such amount. To the extent that the adjusted cost base to a Unitholder of a Trust Unit is less than zero at any time in a taxation year, such negative amount will be deemed to be a capital gain of the Unitholder from the disposition of the Trust Unit in that year. The amount of such capital gains will be added to the adjusted cost base of such Trust Unit.

      Upon the disposition or deemed disposition by a Unitholder of a Trust Unit, whether on redemption or otherwise, the Unitholder will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition are greater (or less) than the aggregate of the Unitholder’s adjusted cost base of the Trust Unit and any reasonable costs of disposition.

Taxation of Capital Gains and Capital Losses

      One half of any capital gain realized by a Unitholder who is a Resident for purposes of the Tax Act on a disposition or deemed disposition of Trust Units, and the amount of any net taxable capital gains designated by Pengrowth in respect of a Unitholder, will be included in the Unitholder’s income under the Tax Act in the year of disposition or designation, as the case may be, as a taxable capital gain. One half of any capital loss (an “allowable capital loss”) realized by a Unitholder upon a disposition or deemed disposition of Trust Units may be deducted against any taxable capital gains realized by the Unitholder in the year of disposition. To the extent that the Unitholder’s allowable capital losses exceed the Unitholder’s taxable capital gains for the year, the excess may be carried over and applied against taxable capital gains in any of the three preceding taxation years or in any subsequent taxation year, to the extent and under the circumstances described in the Tax Act.

      Taxable capital gains realized by a Unitholder that is an individual may give rise to minimum tax depending on such Unitholder’s circumstances. A Unitholder that is a “Canadian-controlled private corporation” as defined in the Tax Act may be liable to pay additional refundable tax of 6 2/3% on certain investment income, including taxable capital gains. Unitholders to whom these rules might apply should consult their own tax advisors.

Taxation of Tax Exempt Unitholders

      Subject to the specific provisions of any particular plan, and provided that Pengrowth continues to qualify as a “mutual fund trust” for the purposes of the Tax Act, the Trust Units will be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans as defined in the Tax Act (referred to herein as “Exempt Plans”). Such Exempt Plans will generally not be liable for tax in respect of any distributions received from Pengrowth or any capital gain realized on the disposition of any Trust Units.

      In certain circumstances, the Trust Indenture permits Pengrowth to distribute Royalty Units or other property as an in specie redemption of Trust Units. Exempt Plans should contact their own tax advisors with regard to the acquisition of Royalty Units and other assets on the redemption of Trust Units to determine whether such property constitutes a qualified investment for such Exempt Plans having regard to their own circumstances. Certain negative tax consequences may arise where an Exempt Plan acquires or holds a non-qualified investment.

Taxation of Unitholders who are Non-Residents of Canada

      Where Pengrowth makes distributions to a Unitholder who is a Non-Resident and is not deemed to be a Resident for purposes of the Tax Act (referred to herein as a “Non-Resident Unitholder”), the same general considerations as those discussed above with respect to a Unitholder who is a Resident will apply, except that any distribution of income of Pengrowth to a Non-Resident Unitholder will be subject to Canadian withholding tax at the rate of 25% unless such rate is reduced under the provisions of a convention between Canada and the Unitholder’s jurisdiction of residence. For example, Non-Resident Unitholders resident in the United States for purposes of the Canada-United States Income Tax Convention, 1980 will generally be entitled to have the rate of withholding reduced to 15% of the amount of any income distributed.

      The portion of any distribution which is not otherwise subject to withholding tax under the Tax Act will generally be subject to a Canadian withholding tax of 15%. If a subsequent disposition of a Trust Unit results in a capital loss to a Non-Resident Unitholder, a refund of the 15% Canadian withholding tax is available in limited circumstances, subject to the filing of a special Canadian tax return.

      A disposition or deemed disposition of Trust Units will not give rise to a capital gain subject to tax under the Tax Act to a Non-Resident Unitholder provided that the Trust Units held by the Unitholder are not “taxable Canadian property” for the purposes of the Tax Act. Trust Units will not constitute taxable Canadian property to a Non-Resident Unitholder unless: (i) the Non-Resident Unitholder holds or uses, or is deemed to hold or use, the Trust Units in the course of carrying on business in Canada; (ii) the Trust Units are “designated insurance property”, as defined in the Tax Act, of the Non-Resident Unitholder; (iii) at any time during the period of five years immediately preceding the disposition of the Trust Units the Non-Resident Unitholder or persons with whom the Non-Resident Unitholder did not deal at arm’s length or any combination thereof, held more than 25% of the issued Trust Units or, held options or rights to acquire more than 25% of the issued Trust Units; or (iv) Pengrowth is not a mutual fund trust on the date of disposition.

      Non-Resident Unitholders are urged to consult their own tax advisors having regard to their own particular circumstances.

Taxation of Holders of Subscription Receipts who are Residents of Canada

      No gain or loss will generally be realized by a holder on the issuance of a Trust Unit pursuant to a Subscription Receipt. The cost of any Trust Units acquired must be averaged with the cost of any other Trust Units held by the Unitholder to determine the adjusted cost base of each Trust Unit held.

      A disposition or deemed disposition by a holder of a Subscription Receipt, other than on the exchange thereof for a Trust Unit, will generally result in the holder realizing a capital gain (or capital loss) equal to the amount by which the proceeds of disposition are greater (or less) than the aggregate of the holder’s adjusted cost base thereof and any reasonable costs of disposition. In the event that a holder becomes entitled to the repayment of the issue price of a Subscription Receipt, any amount that is paid to the holder by the Trust as or on account of interest will be included in the holder’s income in accordance with the Tax Act and excluded from the holder’s proceeds of disposition. The treatment of capital gains is described under the heading “Certain Canadian Income Tax Considerations — Taxation of Capital Gains and Capital Losses”.

Taxation of Holders of Subscription Receipts who are Non-Residents of Canada

      No gain or loss will be realized by a Non-Resident holder on the issuance of a Trust Unit pursuant to a Subscription Receipt. The cost of any Trust Units acquired must be averaged with the cost of any other Trust Units held by the Non-Resident Unitholder to determine the adjusted cost base of each Trust Unit held.

      A disposition or deemed disposition by a holder of a Subscription Receipt will not give rise to any capital gains subject to tax under the Tax Act to a Non-Resident holder provided that the Subscription Receipts are not “taxable Canadian property” of the holder for the purposes of the Tax Act. In the event that a Non-Resident holder becomes entitled to the repayment of the issue price of a Subscription Receipt, any amount that is paid to the Non-Resident holder by the Trust as or on account of interest will be subject to withholding tax at the rate of 25% unless such rate is reduced under the provisions of a tax treaty between Canada and the Non-Resident holder’s jurisdiction of residence. For example, for a resident of the United States, for purposes of the Canada — United States Income Tax Convention, 1980 the withholding rate will generally be reduced to 10%.

      Generally, the Subscription Receipts will not constitute “taxable Canadian property” to a Non-Resident holder at the time of the disposition or deemed disposition thereof unless (i) the holder uses or holds or is deemed to use or hold the Subscription Receipts (or the Trust Units issuable pursuant thereto) in, or in the course of, carrying on a business in Canada, (ii) the Subscription Receipts (or the Trust Units issuable pursuant thereto) are “designated insurance property” of the holder for purposes of the Tax Act, (iii) the holder, persons with whom the holder does not deal at arm’s length (within the meaning of the Tax Act) or any combination thereof owned 25% or more of the Trust Units at any time during the 60-month period immediately preceding the disposition, or (iv) the Trust is not a “mutual fund trust” for the purposes of the Tax Act on the date of disposition.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion is a summary of certain United States federal income tax consequences of the ownership and disposition of Trust Units. This discussion is based on the Code, administrative pronouncements, judicial decisions, existing and proposed Treasury regulations, and interpretations of the foregoing, all as of the date hereof. All of the foregoing authorities are subject to change (possibly with retroactive effect), and any such change may result in United States federal income tax consequences to a Unitholder that are materially different from those described below. No rulings from the United States Internal Revenue Service (the “IRS”) have been or will be sought with respect to the matters described below, and consequently, the IRS may not take a similar view of the consequences described below.

      The following discussion does not purport to be a full description of all United States federal income tax considerations that may be relevant to a United States holder (as defined below) in light of such Unitholder’s particular circumstances and only addresses Unitholders who hold Trust Units as capital assets within the meaning of Section 1221 of the Code. Furthermore, this discussion does not address the United States federal income tax considerations applicable to Unitholders subject to special rules, such as persons that are not United States holders, certain financial institutions, real estate investment trusts, regulated investment companies, insurance companies, persons subject to the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting, dealers in securities or currencies, persons holding notes in connection with a hedging transaction, “straddle,” conversion transaction or a synthetic security or other integrated transaction and Unitholders whose “functional currency” is not the United States dollar. In addition, except as otherwise indicated, this discussion does not include any description of any estate and gift tax consequences, or the tax laws of any state, local or foreign government that may be applicable.

      As used herein, the term “United States holder” means a beneficial owner of a Trust Unit that is (i) an individual citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation without regard to the source or (iv) a trust if a United States court has primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

      If a partnership (or an entity taxable as a partnership for United States federal income tax purposes) holds our Trust Units, the United States federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A United States person that is a partner of a partnership (or an entity taxable as a partnership for United States federal income tax purposes) holding our Trust Units should consult its own tax advisors.

      UNITED STATES HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

Classification of the Trust as a Partnership

      We have elected under applicable Treasury Regulations to be treated as a partnership for United States federal income tax purposes. Although there is no plan or intention to do so, we have the right to elect under applicable

Treasury Regulations to be treated as a corporation for United States federal income tax purposes, if such election was determined to be beneficial.

      A partnership generally is not treated as a taxable entity and incurs no United States federal income tax liability. Instead, as discussed below, each partner in an entity treated as a partnership for tax purposes is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his United States federal income tax liability, regardless of whether cash or other distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of any cash distributed is in excess of the partner’s adjusted basis in his partnership interest (see “Tax Consequences of Trust Unit Ownership — Treatment of Distributions”). Each Unitholder will be treated as a partner in the Trust for United States federal income tax purposes.

      Section 7704 of the Code provides that publicly-traded partnerships such as the Trust will, as a general rule, be taxed as corporations. However, an exception (the “Qualifying Income Exception”) exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes interest (from other than a financial business), dividends, rents from real property, oil and gas royalty income, gains from the sale of oil and gas properties, and gains derived from the exploration, development, mining or production, processing, refining, transportation or the marketing of oil and gas. Royalty income received by the Trust from the Corporation should be treated as qualifying income. The Trust believes that less than 10 percent of its income for the current year will not be qualifying income and that it has met the qualifying income exception since it first elected to be treated as a partnership for United States federal income tax purposes in 1997. The Trust expects that it will continue to meet the qualifying income exception in 2006 and thereafter. No assurance can be given that the qualifying income exception will in fact be met.

Possible Classification as a Corporation; PFIC Rules

      If we fail to meet the Qualifying Income Exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery), we will be treated as if we transferred all of our assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which we fail to meet the Qualifying Income Exception) in return for stock in that corporation, and then distributed that stock to our owners in liquidation of their interests in us. That deemed transfer and liquidation would likely be taxable to United States holders. Thereafter, we would be treated as a corporation for federal income tax purposes. United States holders would be required to file IRS Form 926 to report the deemed transfer and any other transfers made to the Trust while it is treated as a corporation.

      If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would not be passed through to United States holders. Instead, United States holders would be taxed upon the receipt of distributions, either pursuant to the passive foreign investment company (“PFIC”) rules discussed below or, if those rules are not applicable (or if the United States holder makes certain elections pursuant to those rules), as either taxable dividend income (to the extent of our current or accumulated earnings and profits calculated by reference to our tax basis in our assets without regard to the price paid for Trust Units by subsequent United States holders) or (in the absence of earnings and profits) a nontaxable return of capital (to the extent of the United States holder’s tax basis in his Trust Units) or taxable capital gain (after the United States holder’s tax basis in the Trust Units is reduced to zero). If we were treated as a corporation, it is possible that we would be considered a PFIC, in which case special rules (discussed below), potentially quite adverse to United States holders, would apply.

Consequences of Possible PFIC Classification

      A non-United States entity treated as a corporation for United States federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to the applicable “look through” rules, either (1) at least 75 percent of its gross income is “passive” income (the “income test”) or (2) at least 50 percent of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income (the “assets test”).

      The Trust currently believes that, if classified as a corporation, it would not be a PFIC. PFIC status is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question and is determined annually. Therefore, no assurance can be given that the Trust, if it were a corporation, would not be now, and would not be in the future, a PFIC.

      If we were classified as a PFIC, for any year during which a United States holder owns Trust Units, the United States holder will generally be subject to special rules (regardless of whether we continue to be a PFIC) with respect to (1) any “excess distribution” (generally, any distribution received by the United States holder on Trust Units in a taxable year that is greater than 125 percent of the average annual distributions received by the United States holder in the three preceding taxable years or, if shorter, the United States holder’s holding period for the Trust Units) and (2) any gain realized upon the sale or other disposition of Trust Units. Under these rules:

•	the excess distribution or gain will be allocated ratably over the United States holder’s holding period;

•	the amount allocated to the current taxable year and any year prior to the first year in which we were a PFIC will be taxed as ordinary income in the current year;

•	the amount allocated to each of the other taxable years in the United States holder’s holding period will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year; and

•	an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year.

      A United States holder would also generally be subject to similar rules with respect to distributions to us by, and dispositions by us of the stock of, any direct or indirect subsidiary of the Trust that is also a PFIC.

      Certain elections may be available to a United States holder if we were classified as a PFIC. We will provide United States holders with information concerning the potential availability of such elections if it determines that it is or will become a PFIC.

      The discussion below is based on the assumption that we will be treated as a partnership for United States federal income tax purposes.

Tax Consequences of Trust Unit Ownership

Flow-through of Taxable Income

      Each United States holder will be required to report on its income tax return its allocable share (based on the percentage of Trust Units owned by that United States holder) of our income, gains, losses and deductions for the taxable year of the Trust ending with or within the taxable year of the United States holder without regard to whether corresponding cash distributions are received by such United States holder. Consequently, a United States holder may be allocated income from the Trust even if he has not received a cash distribution from us.

      We intend to make available to each United States holder, within 75 days after the close of each calendar year, a Substitute Schedule K-1 containing his share of our income, gain, loss and deduction for the preceding Trust taxable year.

      We treat the Royalty between us and the Corporation as a royalty interest for all legal purposes, including United States federal income tax purposes. The Royalty Indenture in some respects differs from more conventional “net profits” interests as to which the courts and the IRS have ruled, and as a result the propriety of such treatment is not free from doubt. It is possible that the IRS could contend, for example, that the Trust should be considered to have a working interest in the properties of the Corporation. If the IRS were successful in making such a contention, the United States federal income tax consequences to United States holders could be different, perhaps materially worse, than indicated in the discussion herein, which generally assumes that the Royalty Indenture will be respected as a royalty.

Treatment of Distributions

      Distributions by us to a United States holder generally will not be taxable to the United States holder for federal income tax purposes to the extent of its tax basis in its Trust Units immediately before the distribution. Cash distributions in excess of a United States holder’s tax basis generally will be considered to be gain from the sale or exchange of the Trust Units, taxable in accordance with the rules described under “United States Federal Income Tax Considerations — Disposition of Trust Units” below.

Basis of Trust Units

      A United States holder’s initial tax basis for its Trust Units will be the amount paid for the Trust Units. That basis will be increased by its share of our income and decreased (but not below zero) by distributions to it from us, by the

United States holder’s share of our losses and deductions, and by its share of our expenditures that are not deductible in computing our taxable income and are not required to be capitalized. See “United States Federal Income Tax Considerations — Disposition of Trust Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

      There are limitations on the ability of a United States holder to deduct any Trust losses under the basis limitation rules, the at-risk rules and the passive loss rules. Special passive loss rules apply to a publicly traded partnership such as the Trust.

      It is not anticipated that we will generate losses. Nevertheless, should losses result, United States holders must consult their own tax advisors as to the applicability to them of such loss limitations.

Limitations on Interest Deductions

      The deductibility of a non-corporate taxpayer’s “investment interest expenses” is generally limited to the amount of such taxpayer’s “net investment income.” Investment interest expense includes (i) interest on indebtedness properly allocable to property held for investment and (ii) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a United States holder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or own Trust Units. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

Foreign Tax Credits

      Subject to certain limitations set forth in the Code, United States holders may elect to claim a credit against their United States federal income tax liability for net Canadian income tax withheld from distributions received in respect of the Trust Units that is not refundable to the United States holder. United States holders will also be entitled to claim a foreign tax credit for any Canadian income taxes paid by us. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, distributions with respect to Trust Units generally will be “passive income” or, in the case of certain United States holders, “financial services income” for taxable years beginning before January 1, 2007. For taxable years beginning after December 31, 2006, distributions will be “passive category income” or “general category income” for purposes of computing the foreign tax credit allowable to a United States holder. The rules and limitations relating to the determination of the foreign tax credit are complex and prospective purchasers are urged to consult their own tax advisors to determine whether or to what extent they would be entitled to such credit. United States persons that do not elect to claim foreign tax credits may instead claim a deduction for their share of Canadian income taxes paid by us or withheld from distributions by us.

Tax Treatment of Trust Operations

Accounting Method and Taxable Year

      We use the year ending December 31 as its taxable year and have adopted the accrual method of accounting for United States federal income tax purposes.

Depletion

      Under the Code, a United States holder may deduct in its United States federal income tax return a cost depletion allowance with respect to the royalty units issued by the Corporation to the Trust. United States holders must compute their own depletion allowance and maintain records of the adjusted basis of the royalty units for depletion and other purposes. We, however, intend to furnish each United States holder with information relating to this computation.

      Cost depletion is calculated by dividing the adjusted basis of a property by the total number of units of oil or gas expected to be recoverable therefrom and then multiplying the quotient by the number of units of oil and gas sold during the year. Cost depletion, in the aggregate, cannot exceed the initial adjusted basis of the property. In this connection, we intend to utilize a tax election, known as a Section 754 election and discussed below, which will allow purchasers of Trust Units to be entitled to depletion deductions based upon their purchase price for the Trust Units.

      The depletion allowance must be computed separately by each United States holder for each oil and gas property, within the meaning of Section 614 of the Code. The IRS is currently taking the position that a net profits interest carved from multiple properties is a single property for depletion purposes. The Royalty Indenture burdens multiple properties. Accordingly, we intend to take the position that the properties subject to the Royalty Indenture constitute a single property for depletion purposes and the income from the net profits interest will be royalty income qualifying for an allowance for depletion. We anticipate that we would change this position if it should be determined that a different method of computing the depletion allowance is required by law.

Depreciation

      The tax basis of the various depreciable assets of the Trust will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition, of such assets.

Valuation of Our Properties

      Certain of the United States federal income tax consequences of the ownership and disposition of Trust Units will depend in part on our estimates of the relative fair market value of our assets. Although we may consult from time to time with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates. These estimates are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by United States holders might change, and United States holders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Section 754 Election

      We have made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election generally requires us, in the case of a sale of the Trust Units in the secondary market, to adjust the purchaser’s tax basis in the assets of the Trust pursuant to Section 743(b) of the Code to reflect the purchaser’s purchase price of its Trust Units. The Section 743(b) adjustment belongs to the purchaser and not to other partners.

      A Section 754 election is advantageous if the purchaser’s tax basis in its Trust Units is higher than its share of the aggregate tax basis to the Trust of the assets of the Trust immediately prior to the purchase. In such a case, as a result of the election, the purchaser would have a higher tax basis in its share of the assets of the Trust for purposes of calculating, among other things, depletion and depreciation. Conversely, a Section 754 election is disadvantageous if the purchaser’s tax basis in such Trust Units is lower than its share of the aggregate tax basis of the assets of the Trust immediately prior to the transfer. Thus, the fair market value of the Trust Units may be affected either favorably or adversely by the election.

Transfers of Trust Units to Employees or Directors of the Corporation and the Manager

      Under our Trust Unit option plan and the share appreciation rights plan, employees and directors of the Corporation and The Manager may receive Trust Units for less than their fair market value on the date of issuance. The United States federal income tax treatment of such transfers to the Trust and the United States holders is not clear. Under proposed Treasury regulations not in effect, however, we should be entitled to a deduction for certain compensatory elements of such transfer and should not be required to include any amounts in income as a result thereof.

Disposition of Trust Units

Recognition of Gain or Loss

      Gain or loss will be recognized on a sale of Trust Units equal to the difference between the amount realized and the United States holder’s tax basis for the Trust Units sold. Gain or loss recognized by a United States holder on the sale or exchange of Trust Units will generally be taxable as capital gain or loss, and will be long-term capital gain or loss if such United States holder’s holding period of the Trust Units exceeds one year. In the case of a non-corporate United States holder, any such long-term capital gain will be subject to tax at a reduced rate.

      A portion of any amount realized on a sale or exchange of Trust Units (which portion could be substantial) will be separately computed and taxed as ordinary income under Section 751 of the Code to the extent attributable to the recapture of depletion or depreciation deductions. Ordinary income attributable to depletion deductions and depreciation recapture could exceed net taxable gain realized upon the sale of the Trust Units and may be recognized even if there is a net taxable loss realized on the sale of the Trust Units. Thus, a United States holder may recognize both ordinary income and a capital loss upon a taxable disposition of Trust Units. Certain limitations apply to the deductibility of capital losses.

      The IRS has ruled that a person who acquires interests in an entity, such as the Trust, which is treated as a partnership for United States federal income tax purposes in separate transactions at different prices must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be ratably allocated to the interests sold and retained using an “equitable apportionment” method. Although the ruling is unclear as to how the holding period of these interests is determined once they are combined, regulations allow a seller of such an interest who can identify the interest sold with an ascertainable holding period to elect to use that holding period. Thus, according to the ruling, a United States holder will be unable to select high or low basis Trust Units to sell as would be the case with corporate stock but, according to the regulations, may designate Trust Units sold for purposes of determining the holding period of the Trust Units sold. A United States holder electing to use this approach must consistently use that approach for all subsequent sales and exchanges of Trust Units. It is not clear whether the ruling applies to the Trust because, similar to corporate stock, interests in the Trust are readily ascertainable and are evidenced by separate certificates. A United States holder considering the purchase of additional Trust Units or the sale of Trust Units purchased in separate transactions should consult his own tax advisor regarding the application of this ruling and the regulations.

Allocations between Transferors and Transferees

      In general, in reporting tax information for United States holders our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the United States holders in proportion to the number of Trust Units owned by each of them on the first business day of the month (the “allocation date”). However, gain or loss realized on a sale or other disposition of Trust assets other than in the ordinary course of business, and other extraordinary items, will be allocated among the United States holders on the allocation date in the month in which that gain or loss is recognized.

Notification Requirements

      A United States holder that sells or exchanges Trust Units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. We are required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of Trust Units will be required to furnish statements to the IRS, filed with its income tax return for the taxable year in which the sale or exchange occurred, that allocates the consideration paid for the Trust Units. This information will be provided by the Trust. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

Constructive Termination

      The Trust will be considered to have been terminated for United States Federal income tax purposes if there is a sale or exchange of 50% or more of the total Trust Units within a 12-month period. A termination of the Trust will result in a decrease in tax depreciation available to the United States holders thereafter and in the closing of its taxable year for all United States holders. In the case of a United States holder reporting on a taxable year other than a fiscal year ending December 31, the closing of the Trust’s taxable year may result in more than 12 months’ taxable income or loss of the Trust being includable in its taxable income for the year of termination. New tax elections would have to be made by the Trust, including a new election under Section 754 of the Code. Adverse tax consequences could ensue if we were unable to determine that the termination had occurred. Finally, a termination of the Trust could result in taxation of the Trust as a corporation if the Qualifying Income Exception was not met in the short taxable years caused by termination. See “United States Federal Income Tax Considerations — Classification of the Trust as a Partnership.”

Treatment of Trust Unit Lending and Short Sales

      The special rules of the Code that apply to securities lending transactions do not, by their terms, apply to interests in a partnership. Accordingly, a United States holder whose Trust Units are loaned to a “short seller” to cover a short sale of Trust Units may be considered as having disposed of ownership of those Trust Units. If so, he would no longer be a partner with respect to those Trust Units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any Trust income, gain, deduction or loss with respect to those Trust Units would not be reportable by the United States holder and any cash distributions received by the United States holder with respect to those Units would be fully taxable as ordinary income. United States holders desiring to assure their status as owners of Trust Units and avoid the risk of gain recognition resulting from the application of these rules should modify any applicable brokerage account agreements to prohibit their brokers from borrowing or loaning their Trust Units.

      The Code also contains provisions affecting the taxation of certain financial products and securities, including interests in entities such as the Trust, by treating a taxpayer as having sold an “appreciated” interest, one in which gain would be recognized if it were sold, assigned or otherwise terminated at its fair market value, if the taxpayer or related persons enter into an offsetting notional principal contract, or a futures or forward contract with respect to the interest on substantially identical property. Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the interest, the taxpayer will be treated as having sold that portion if the taxpayer or a related person then acquires the interest or substantially identical property. The Secretary of Treasury is authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Disposition of Trust Units by Redemption

      The tax consequences of a redemption of Trust Units are complex and depend in part upon whether some or all of a United States holder’s Trust Units are redeemed. The tax consequences of a redemption of all of a United States holder’s Trust Units should generally be the same as discussed above under “United States Federal Income Tax Considerations — Disposition of Trust Units — Recognition of Gain or Loss.” United States holders contemplating a redemption of some or all of their Trust Units should consult their tax advisors.

Uniformity of Trust Units

      Because we cannot match transferors and transferees of Trust Units, we must maintain uniformity of the economic and tax characteristics of the Trust Units to a purchaser of these Trust Units. In the absence of such uniformity, the Trust may be unable to comply completely with a number of federal income tax requirements.

      A lack of uniformity, however, can result from a literal application of some Treasury regulations. If any non-uniformity was required by the Service, it could have a negative impact on the value of the Trust Units.

Tax-Exempt Organizations

      Employee benefit plans (including individual retirement accounts (“IRAs”) and other retirement plans) and most other organizations exempt from federal income tax (each, a “TEO”) are subject to federal income tax on unrelated business taxable income (“UBTI”). Because we expect substantially all income of the Trust to be royalty income, rents from real property or interest, none of which is UBTI, a TEO should not be taxable on any income generated by ownership of the Trust Units except as described in the next paragraph. However, the Royalty Indenture is in several respects an unusual royalty indenture, for which there is no clear United States income tax guidance. It is possible that the IRS could contend that some or all of our income under the Royalty Indenture does not qualify as royalty income, but should instead be treated as UBTI. In addition, the classification of certain facilities owned by us as real property or personal property is a determination subject to uncertainty. If such facilities were determined to be personal property for United States federal income tax purposes, the rent derived therefrom would be UBTI to a TEO. Prospective purchasers of Trust Units that are TEOs are encouraged to consult their tax advisors regarding the foregoing.

      If the Trust Units constitute “debt-financed property” within the meaning of Code Section 514(b) of the Code, then a portion of any interest, rents from real property and royalty income received by the TEO attributable to the Trust Units will be treated as UBTI and thus will be taxable to a TEO. Under Code Section 514(b), “debt-financed property” is defined as any property which is held to produce income and with respect to which there is acquisition indebtedness.

Administrative Matters

Trust Information Returns

      We are currently not required to file a United States federal income tax return, since we have no gross income derived from sources within the United States or gross income which is effectively connected with the conduct of a trade or business within the United States. However, the IRS may require a United States holder to provide statements or other information necessary for the IRS to verify the accuracy of the reporting by the United States holder on its income tax return of any items of our income, gain, loss, deduction, or credit. If we were to file a United States tax return in future tax years, the filing would change the manner in which we provide tax information to the United States holders and special procedures would also apply to an audit of such tax return by the IRS.

Registration as a Tax Shelter

      The Code requires that “tax shelters” be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that the Trust is not subject to the registration requirement on the basis that it will not constitute a tax shelter. However, we have registered as a tax shelter with the Secretary of the Treasury because of the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which otherwise might be imposed if we failed to register and it were subsequently determined that registration was required. The IRS has issued the Trust the following tax shelter registration number: 99068000003.

      You must report this registration number to the IRS, if you claim any deduction, loss, credit, or other tax benefit or report any income by reason of your investment in the Trust. You must report the registration number (as well as the name, and taxpayer identification number of the Trust) on Form 8271. The Trust’s taxpayer identification number is 98-0185056. Form 8271 must be attached to the return on which you claim the deduction, loss, credit, or other tax benefit or report any income of the Trust. A United States holder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure.

      ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE TRUST OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED, OR APPROVED BY THE IRS.

      A United States holder who sells or otherwise transfers Trust Units must furnish the tax shelter registration number to the transferee. The penalty for failure of the transferor of a Trust Unit to furnish the registration number to the transferee is $100 for each such failure.

Reportable Transactions

      Under Treasury regulations, certain taxpayers participating directly or indirectly in a “reportable transaction” must disclose such participation to the IRS. The scope and application of these rules is not completely clear. An investment in the Trust may be considered participation in a “reportable transaction” if, for example, the Trust recognizes certain significant losses in the future and the Trust does not otherwise meet certain applicable exemptions. If an investment in the Trust constitutes participation in a “reportable transaction,” the Trust and each United States holder may be required to file IRS Form 8886 with the IRS, including attaching it to their United States federal income tax returns, thereby disclosing certain information relating to the Trust to the IRS. In addition, the Trust may be required to disclose Trust reportable transactions and to maintain a list of Unitholders and to furnish this list and certain other information to the IRS upon its written request. United States holders are urged to consult their own tax advisors regarding the applicability of these rules to their investment in the Trust.

Foreign Partnership Reporting

      A United States holder who contributes more than US$100,000 to the Trust (when added to the value of any other property contributed to the Trust by such person or a related person during the previous 12 months) in exchange for Trust Units, may be required to file Form 8865, Return of United States Persons With Respect to Certain Foreign Partnerships, in the year of the contribution. There may be other circumstances in which a United States holder is required to file Form 8865.

Taxation of United States Holders of Subscription Receipts

      The tax treatment of the Subscription Receipts is subject to uncertainty because there are no authorities that directly address the treatment of such securities. The Subscription Receipt may be treated as an executory contract to acquire Trust Units, which generally would have no tax effect until the contract is ultimately settled. If the contract is physically settled and the holder of Subscription Receipts receives Trust Units, the holder will take a basis in the Trust Units received equal to the amount paid for the Trust Units (i.e., the amount paid for the Subscription Receipts). The United States federal income tax consequences of the ownership of the Trust Units would be as described above. If instead a holder of Subscription Receipts becomes entitled to the repayment of the issue price of a Subscription Receipt, any amount that is paid to the holder by us in excess of the issue price will be included in the holder’s income, likely as capital gain. A disposition by a holder of a Subscription Receipt, other than on the exchange thereof for a Trust Unit, will generally result in the holder realizing a capital gain (or capital loss) equal to the amount by which the proceeds of the disposition are greater (or less) than the aggregate of the adjusted cost basis in the Subscription Receipts. The Subscription Receipt could be treated as a prepaid forward contract, in which case the United States federal income tax consequences would be generally as described above, except that the prepayment could be treated as in the nature of a debt instrument, and the holder of the Subscription Receipt would be treated as realizing interest income in respect of such debt instrument.

      Alternatively, a holder of Subscription Receipts may be treated as the owner of the Trust Unit for federal income tax purposes as soon as the holder acquires a Subscription Receipt because the holder will either (i) own the Trust Unit (upon the completion of a transaction) or (ii) receive a return of the subscription price for the Subscription Receipts together with any payments in lieu of interest or other income earned on the subscription proceeds. The treatment of owners of Trust Units is described under the heading “United States Federal Income Tax Considerations — Tax Consequences of Trust Unit Ownership” above.

      Prospective purchasers of Subscription Receipts are urged to consult their own tax advisers regarding the United States federal income tax consequences of the purchase, settlement and disposition of the Subscription Receipts.

LEGAL MATTERS

      Unless otherwise specified in the Prospectus Supplement relating to a series of Securities, certain legal matters relating to the offering of each series of the Securities will be passed upon for us by Bennett Jones LLP, Calgary, Alberta and certain United States legal matters, to the extent they are addressed in any Prospectus Supplement, will be passed upon for us by Paul, Weiss, Rifkind, Wharton and Garrison LLP. In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of Canadian and United States law.

      Furthermore, certain legal matters set out in the Information Circular relating to the Consolidation were passed upon by Bennett Jones LLP, as to Canadian matters, and Paul, Weiss, Rifkind, Wharton and Garrison LLP, as to United States matters. The partners and associates of Bennett Jones LLP and Paul, Weiss, Rifkind, Wharton and Garrison LLP each beneficially own, directly or indirectly, less than 1% of our outstanding Trust Units and Class A trust units, in the aggregate.

INTEREST OF EXPERTS

      Our consolidated financial statements as at and for the years ended December 31, 2005 and 2004 incorporated by reference into this Prospectus have been audited by KPMG LLP, independent auditors, as indicated in their report dated February 27, 2006 and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

      The consolidated financial statements of Esprit as at and for the years ended December 31, 2005 and 2004 and the related supplemental note entitled “Differences between Canadian and United States Generally Accepted Accounting Principles” incorporated by reference into this Prospectus have been audited by KPMG LLP, independent auditors, as indicated in their reports dated February 14, 2006 and August 21, 2006, respectively, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

      Information relating to our reserves in our AIF was calculated based on an evaluation of, and reports on, our crude oil and natural gas reserves conducted and prepared by GLJ Petroleum Consultants Ltd. (“GLJ”), independent qualified reserves evaluators. Information relating to the reserves of Esprit included in our material change report dated September 8, 2006 was calculated based on the evaluation of, and reports on, Esprit’s crude oil and natural gas reserves conducted and prepared by GLJ. As of the date hereof, the directors and officers of GLJ, as a group, beneficially own, directly or indirectly, less than 1% of our outstanding Trust Units and Class A trust units, in the aggregate.

      Fairness opinions, as set out in the Information Circular, relating to the Consolidation were provided by BMO Nesbitt Burns Inc. and Merrill Lynch Canada Inc. As of the date hereof, the directors and officers of BMO Nesbitt Burns Inc., as a group, beneficially own, directly or indirectly, less than 1% of our outstanding Trust Units and Class A trust units, in the aggregate. To the best of its knowledge after inquiry, as of June 30, 2006, the directors and officers of Merrill Lynch Canada Inc., as a group, beneficially owned, directly or indirectly, less than 1% of our outstanding Trust Units and Class A trust units, in the aggregate.

PURCHASERS’ STATUTORY RIGHTS

      Securities legislation in several of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a Prospectus, the accompanying Prospectus Supplement relating to securities purchased by a purchaser and any amendment thereto. In several of the provinces, securities legislation further provides a purchaser with remedies for rescission, or in some jurisdictions, damages if the Prospectus, the accompanying Prospectus Supplement relating to securities purchased by a purchaser or any amendment contains a misrepresentation or are not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

      The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus is a part insofar as required by the SEC’s Form F-10: (i) the documents listed under the heading “Documents Incorporated by Reference”; (ii) the consents of independent auditors, counsel, engineers and financial advisors; (iii) powers of attorney pursuant to which the amendments to the registration statement may be signed; and (iv) the Trust Indenture.

AUDITORS’ CONSENT

Consent of KPMG LLP

The Board of Directors

PENGROWTH CORPORATION, as Administrator of
PENGROWTH ENERGY TRUST

      We have read the preliminary short form base shelf prospectus dated September 8, 2006 relating to the sale and issue of Trust Units and Subscription Receipts of Pengrowth Energy Trust (“Pengrowth”). We have complied with Canadian generally accepted standards for an auditors’ involvement with offering documents.

      We consent to the incorporation by reference in the above-mentioned preliminary short form base shelf prospectus of our report to the unitholders of Pengrowth on the consolidated balance sheets of Pengrowth as at December 31, 2005 and 2004 and the consolidated statements of income and deficit and cash flow for each of the years then ended. Our report is dated February 27, 2006.

      We consent to the incorporation by reference in the above-mentioned preliminary short form base shelf prospectus of our report to the unitholders of Esprit Energy Trust (“Esprit”) on the consolidated balance sheets of Esprit as at December 31, 2005 and 2004 and the consolidated statements of earnings and retained earnings (deficit) and cash flows for each of the years then ended. Our report is dated February 14, 2006.

      We also consent to the incorporation by reference in the above-mentioned preliminary short form base shelf prospectus of our report to the unitholders of Esprit on the reconciliation of the consolidated balance sheets of Esprit as at December 31, 2005 and 2004 and the consolidated statements of earnings and retained earnings (deficit) and cash flows for each of the years then ended to United States generally accepted accounting principles. Our report is dated August 21, 2006.

(signed) “KPMG LLP”

Chartered Accountants

Calgary, Canada

September 8, 2006

CERTIFICATES OF PENGROWTH

Dated: September 8, 2006

      This short form prospectus, together with the documents incorporated herein by reference, will, as of the date of the last supplement to this prospectus relating to the securities offered by this prospectus and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus and the supplement(s) as required by the securities legislation of each of the provinces of Canada. For the purpose of the Province of Québec, this simplified prospectus, together with documents incorporated herein by reference and as supplemented by the permanent information record, will contain no representation that is likely to affect the value or the market price of the securities to be distributed.

PENGROWTH ENERGY TRUST

By: Pengrowth Corporation as Administrator

(signed) JAMES S. KINNEAR	(signed) CHRISTOPHER G. WEBSTER
James S. Kinnear	Christopher G. Webster
President and Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

(signed) THOMAS A. CUMMING	(signed) MICHAEL S. PARRETT
Thomas A. Cumming	Michael S. Parrett
Director	Director

By: Pengrowth Management Limited, as Manager

(signed) JAMES S. KINNEAR	(signed) GORDON M. ANDERSON
James S. Kinnear	Gordon M. Anderson
President	Vice President, Financial Services

On behalf of the Board of Directors

(signed) JAMES S. KINNEAR
James S. Kinnear
Director

PART II
INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS
Section 124 of the Business Corporations Act (Alberta) provides as follows:
     124(1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if
(a)	the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.
     (2) A corporation may with the approval of the Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfills the conditions set out in subsection (1)(a) and (b).
     (3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity
     (a) was substantially successful on the merits in the person’s defence of the action or proceeding,
     (b) fulfills the conditions set out in subsection (1)(a) and (b), and
     (c) is fairly and reasonably entitled to indemnity.
(3.1)	A corporation may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to in subsection (1) or (2), but if the person does not meet the conditions of subsection (3) he or she shall repay the funds advanced.
     (4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person
(a)	in the person’s capacity as a director or officer of the corporation, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation, or

(b)	in the person’s capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation’s request, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.
     (5) A corporation or a person referred to in subsection (1) may apply to the Court for an order approving an indemnity under this section and the Court may so order and make any further order it thinks fit.
     (6) On an application under subsection (5), the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

     The by-laws of Pengrowth Corporation (the “Corporation”) and Pengrowth Management Limited (the “Manager”), respectively, provide that they will indemnify the indemnified persons designated in Section 124(1) of the Business Corporations Act (Alberta) of the Corporation and the Manager, respectively, in the manner contemplated by the Business Corporations Act (Alberta).
     As contemplated by Section 124(4) of the Business Corporations Act (Alberta), the Corporation has purchased insurance against potential claims against the directors and officers of the Corporation and against loss for which the Corporation may be required or permitted by law to indemnify such directors and officers.
     Pursuant to the Amended and Restated Management Agreement (the “Management Agreement”) dated as of May 12, 2003 among the Corporation, Pengrowth Energy Trust (the “Trust”), Computershare Trust Company of Canada and the Manager, the Manager and these persons having served as a director, officer or employee thereof shall be indemnified by the Corporation (out of its assets and out of the royalty provided for in the Amended and Restated Royalty Indenture dated as of July 27, 2006 between the Corporation and Computershare Trust Company of Canada, as trustee) for all liabilities and expenses arising from or in any matter related to the Management Agreement, so long as the party seeking such indemnification shall not be adjudged liable for or guilty of willful misfeasance, bad faith, gross negligence or reckless disregard of duty to the Corporation or the Trust, and shall not be adjudged to be in breach of any material covenants and duties of the Manager under the Management Agreement.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

Exhibit
Number	Description

4.1	The Registrant’s Annual Information Form dated March 29, 2006 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed on March 31, 2006).

4.2	The Registrant’s Information Circular — Proxy Statement dated May 16, 2006 relating to the annual and special meeting of the Registrant’s Unitholders held on June 23, 2006 (incorporated by reference from the Registrant’s Report on Form 6-K furnished on June 1, 2006).

4.3	Management’s Discussion and Analysis of financial condition and operating results of the Registrant for the year ended December 31, 2005 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed on March 31, 2006).

4.4	The audited comparative consolidated annual financial statements for the year ended December 31, 2005 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed on March 31, 2006), together with the notes thereto and the report of the auditors thereon.

4.5	Management’s Discussion and Analysis of financial condition and operating results of the Registrant for the three and six month periods ended June 30, 2006 (incorporated by reference from the Registrants’s Second Quarter Report on Form 6-K furnished on August 10, 2006).

4.6	The unaudited comparative consolidated interim financial statements for the three and six month periods ended June 30, 2006 (incorporated by reference from the Registrant’s Second Quarter Report on Form 6-K furnished on August 10, 2006), together with the notes thereto.

4.7	The Registrant’s material change report dated August 2, 2006 (incorporated by reference from the Registrant’s report on Form 6-K furnished on August 3, 2006).

4.8	The Registrant’s material change report dated August 8, 2006 (incorporated by reference from the Registrant’s Registration Statement on Form F-10 filed on August 25, 2006).

4.9	The Registrant’s material change report dated September 8, 2006.

4.10	Oil and Gas Producing Activities Prepared in Accordance with SFAS No. 69 — “Disclosure about Oil and Gas Producing Activities” (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed on March 31, 2006).

4.11	Reconciliation of Financial Statements to United States Generally Accepted Accounting Principles, as at and for the six months ended June 30, 2006 (unaudited) and as at and for the years ended December 31, 2005 and 2004 (incorporated by reference from the Registrant’s Report on Form 6-K furnished on September 8, 2006).

5.1	Consent of Bennett Jones LLP.

5.2	Consent of KPMG LLP.

5.3	Consent of Consent of GLJ Petroleum Consultants Ltd.

5.4	Consent of Merrill Lynch Canada Inc.

5.5	Consent of BMO Nesbitt Burns Inc.

6.1	Power of Attorney (included on the signature page of this Registration Statement).

7.1	Form of Amended and Restated Trust Indenture (incorporated by reference from the Registrant’s Registration Statement on Form 8-A filed on July 26, 2006).

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1. Undertaking
     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.
Item 2. Consent to Service of Process
     Concurrent with the filing of this Registration Statement on Form F-10, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.
     Concurrent with the filing of this Form F-10, the trustee for the registered securities, Computershare Trust Company of Canada, is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.
     Any change to the name or address of the agent for service of process of the Registrant shall be communicated promptly to the Securities and Exchange Commission by an amendment to the Form F-X referencing the file number of the relevant registration statement.

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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on the 8th day of September, 2006.

PENGROWTH ENERGY TRUST

By: Pengrowth Corporation, Administrator

By:	/s/ James S. Kinnear

Name: James S. Kinnear
Title: President, Chairman and Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of James S. Kinnear, Charles V. Selby and Christopher G. Webster, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as they might or could do themselves, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them acting alone, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on September 8, 2006.

Signature	Title

/s/ James S. Kinnear	President, Chairman and Chief Executive Officer
James S. Kinnear

/s/ Christopher G. Webster	Chief Financial Officer (Principal Financial Officer)
Christopher G. Webster

/s/ Doug Bowles Douglas C. Bowles	Vice President and Controller (Principal Accounting Officer)

Signature	Title

Director
John B. Zaozirny

Director
Stanley H. Wong

/s/ Thomas A. Cumming	Director
Thomas A. Cumming

/s/ Michael S. Parrett	Director
Michael S. Parrett

/s/ A. Terence Poole	Director
A. Terence Poole

/s/ K. L. Hedrick	Director
Kirby L. Hedrick

/s/ Wayne K. Foo	Director
Wayne K. Foo

AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on September 8, 2006.

PENGROWTH ENERGY TRUST
By:	/s/ Kirby L. Hedrick
	Name:	Kirby L. Hedrick
	Title:	Director

EXHIBITS

Exhibit
Number	Description

4.1	The Registrant’s Annual Information Form dated March 29, 2006 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed on March 31, 2006).

4.2	The Registrant’s Information Circular — Proxy Statement dated May 16, 2006 relating to the annual and special meeting of the Registrant’s Unitholders held on June 23, 2006 (incorporated by reference from the Registrant’s Report on Form 6-K furnished on June 1, 2006).

4.3	Management’s Discussion and Analysis of financial condition and operating results of the Registrant for the year ended December 31, 2005 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed on March 31, 2006).

4.4	The audited comparative consolidated annual financial statements for the year ended December 31, 2005 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed on March 31, 2006), together with the notes thereto and the report of the auditors thereon.

4.5	Management’s Discussion and Analysis of financial condition and operating results of the Registrant for the three and six month periods ended June 30, 2006 (incorporated by reference from the Registrants’s Second Quarter Report on Form 6-K furnished on August 10, 2006).

4.6	The unaudited comparative consolidated interim financial statements for the three and six month periods ended June 30, 2006 (incorporated by reference from the Registrant’s Second Quarter Report on Form 6-K furnished on August 10, 2006), together with the notes thereto.

4.7	The Registrant’s material change report dated August 2, 2006 (incorporated by reference from the Registrant’s report on Form 6-K furnished on August 3, 2006).

4.8	The Registrant’s material change report dated August 8, 2006 (incorporated by reference from the Registrant’s Registration Statement on Form F-10 filed on August 25, 2006).

4.9	The Registrant’s material change report dated September 8, 2006.

4.10	Oil and Gas Producing Activities Prepared in Accordance with SFAS No. 69 — “Disclosure about Oil and Gas Producing Activities” (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed on March 31, 2006).

4.11	Reconciliation of Financial Statements to United States Generally Accepted Accounting Principles, as at and for the six months ended June 30, 2006 (unaudited) and as at and for the years ended December 31, 2005 and 2004 (incorporated by reference from the Registrant’s Report on Form 6-K furnished on September 8, 2006).

5.1	Consent of Bennett Jones LLP.

5.2	Consent of KPMG LLP.

5.3	Consent of GLJ Petroleum Consultants Ltd.

5.4	Consent of Merrill Lynch Canada Inc.

5.5	Consent of BMO Nesbitt Burns Inc.

6.1	Power of Attorney (included on the signature page of this Registration Statement).

7.1	Form of Amended and Restated Trust Indenture (incorporated by reference from the Registrant’s Registration Statement on Form 8-A filed on July 26, 2006).

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